  As filed with the Securities and Exchange Commission on July 20, 2000.
                                                     Registration No. 333-91819.
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 3
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                            MindArrow Systems, Inc.
                        (formerly eCommercial.com, Inc.)
               (Exact name of registrant as specified in charter)
                                ---------------

             Delaware                               7372                            77-0511097
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                           101 Enterprise, Suite 340
                         Aliso Viejo, California 92656
                                 (949) 916-8705
   (Address, including ZIP code and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Michael R. Friedl
                            Chief Financial Officer
                            MindArrow Systems, Inc.
                           101 Enterprise, Suite 340
                             Aliso Viejo, CA 92656
                            Telephone (949) 916-8705
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                          Attention: Kevin Coyle, Esq.
                        Gray Cary Ware & Freidenrich LLP
                          400 Capitol Mall, Suite 2400
                              Sacramento, CA 95814
                           Telephone: (916) 930-3240
                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================
                                         Proposed
 Title of each class of     Amount       maximum     Proposed maximum   Amount of
    securities to be        to be     offering price     aggregate     registration
       registered         registered     per unit    offering price(1)     fee
-----------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share.......   2,800,782         --          $23,106,451       $0(2)
===================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the closing price reported by the Over-the-Counter Bulletin Board market for the common stock on July 19, 2000, based upon the last trade of such shares which was $6.375 per share.

(2) A fee of $22,733 has been previously paid. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                ---------------
   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 20, 2000

PROSPECTUS

                        2,800,782 Shares of Common Stock

                            MindArrow Systems, Inc.

  This prospectus covers our registration for possible resale of 2,160,014 shares of our common stock which are issuable upon (i) conversion of shares of Series B preferred stock into shares of our common stock, or (ii) exercise of certain warrants issued in connection with our private offering of Series B preferred stock. We are also registering for resale 15,000 shares of common stock issuable upon exercise of a warrant granted to a customer, 475,768 shares of currently issued and outstanding common stock issued in a prior private placement and 150,000 shares of currently issued and outstanding common stock issued in connection with our acquisition of Fusionactive.com, Ltd. All proceeds from sale of the shares will be received by the selling stockholders and not by us.

  We are not currently a reporting company as defined in Section 12(g) of the Securities Exchange Act of 1934.

  The selling stockholders may sell up to 2,800,782 shares from time to time in the open market or otherwise at prevailing market prices.

  Our common stock is traded on the Over-the-Counter Bulletin Board market under the symbol "ARRW". On July 19, 2000, the last reported sale price of our common stock was $6.375 per share.

  We will bear substantially all expenses of registration of the shares under federal and state securities laws. We have also agreed to indemnify some of the selling stockholders against liabilities under the Securities Act of 1933. See "Selling Stockholders" and "Plan of Distribution."

                                  -----------

             Investing in the shares involves a high degree of risk.
                     See "Risk Factors" beginning on page 4.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is     , 2000.

   You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. In this prospectus, "MindArrow," "we," "us" and "our" refer to MindArrow Systems, Inc. and its subsidiary.

                               TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................    4
Use of Proceeds...........................................................   14
Dividends.................................................................   14
Capitalization............................................................   15
Dilution..................................................................   15
Plan of Distribution......................................................   15
Selected Financial Data...................................................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   20
Management................................................................   28
Certain Transactions and Relationships....................................   35
Market for Common Stock...................................................   35
Significant Stockholders..................................................   36
Selling Security Holders..................................................   37
Description of Securities.................................................   43
Legal Matters.............................................................   47
Experts...................................................................   47
Where You Can Find More Information.......................................   48
Financial Statements......................................................  F-1

   We have applied for trademark registration for eCommercial(R), eBrochure(R) and Virtual Prospector(TM). This prospectus also contains trademarks of other companies.

                                    SUMMARY

   This summary may not contain all of the information that is important to you in making a decision of whether or not to invest. To fully understand us and this offering, you should read the entire prospectus. Most importantly, you should read the "Risk Factors" beginning on page 4.

                                  The Company

   MindArrow Systems, Inc. is in the business of creating and delivering, via the Internet, electronic presentations called eCommercials , then tracking and reporting the responses they generate. Our business was founded in March 1999 and we were a development-stage company through December 31, 1999. In January 2000, significant principal operations commenced. We have recorded a cumulative loss of $7,847,648 through March 31, 2000 and anticipate recording substantial losses for the foreseeable future.

   eCommercials are highly compressed multimedia files that can contain high quality audio and video, graphics, animation, hypertext links and telecommunications links, and are delivered to recipients via email or downloaded directly from a website. eCommercials can be used in place of or in addition to printed brochures and other marketing collateral.

   We believe eCommercials provide value to our clients because:

  . delivery using the Internet is immediate and can occur at any time;

  . our systems track and report the content viewed by each recipient, which facilitates accurate evaluation of the effectiveness of marketing campaigns;

  . eCommercials are interactive and typically contain audio and video and can be engaging and entertaining;

  . eCommercials are easy and inexpensive to change;

  . there is a potential e-mail rippling effect, or viral marketing advantage, as the message can be easily forwarded to other interested parties by the recipient, via email, and we can measure the so-called "pass-along" effect.

   eCommercials differ from other multi-media content delivery systems such as Real Networks and QuickTime in that:

  . the recipient is not required to download or install any other software to view the message;

  . the recipient is not required to be connected to the Internet to view the message;

  . the recipient is not required to have a high speed or "broadband"
    Internet connection.

   We began distributing promotional eCommercials in August 1999, and have completed over 150 eCommercial campaigns to date. The number of recipients who view the eCommercial as a percentage of those who receive the e-mail message has varied with the category and size of the target group; however, the average view/response rate has been approximately 18% for those campaigns. Of the recipients who viewed an eCommercial, approximately 75% have taken some form of additional action, such as responding to questions, clicking a hypertext link, placing a product order, or forwarding the eCommercial to a third party.

   In addition, we have developed a software product called Virtual Prospector, which is a tool our clients can use to manage the eCommercials they send. Virtual Prospector is accessed through the Internet using any standard browser and is licensed on a per user basis. Targeted at clients with medium to large sales forces, it allows each sales person to manage eCommercials sent to their prospective customers and organize and prioritize follow-up contacts. Virtual Prospector augments other sales force automation and customer relationship marketing tools. The entire system operates in an application service provider ("ASP") model, whereby we provide computing services from our data centers. All access to Virtual Prospector is via the Internet. The first version of Virtual Prospector was released in May 2000.

   We currently market our products and services through a direct sales force and indirectly through selected third-party resellers, primarily to organizations with large sales forces and/or those that aggressively use the Internet for marketing. We expect to generate revenue by:

  . charging clients for design services to create eCommercials;

  . charging clients on a per-send basis for delivery and tracking;

  . obtaining subscription license fees on a per user basis for Virtual
    Prospector;

  . sharing revenue with our clients based on the effectiveness of their sales and marketing efforts;

  . obtaining third-party reseller fees; and

  . providing additional consulting, implementation, and maintenance services on a time and materials basis.

   From inception through March 31, 2000, 21% of revenue has been generated from per-item charges, 36% has been generated from production consultation fees, and 43% from third-party reseller fees.

Additional Information

   Our business was founded in March 1999 and was incorporated as eCommercial.com, Inc., a California corporation on April 9, 1999. On April 19, 1999, we merged into Wireless Netcom, Inc., a pre-existing Nevada corporation. On March 31, 2000, we reincorporated as a Delaware corporation and changed our name to MindArrow Systems, Inc. Our common stock trades in the Over-the-Counter Bulletin Board market under the symbol "ARRW."

   Our main office is located at 101 Enterprise, Suite 340, Aliso Viejo, California 92656 and our telephone number is (949) 916-8705. Our email address is info@mindarrow.com.

                                  The Offering

   The shares offered in this offering are (i) issuable upon conversion of shares of Series B preferred stock into shares of our common stock or exercise of warrants issued to a customer or issued in connection with our private offering of Series B preferred stock or (ii) shares of common stock issued in a prior private placement.

 Common stock outstanding prior to this offering.. 10,139,651 shares
 Common stock issuable on conversion of Series B
  preferred.......................................  1,513,073 shares
 Common stock issuable on exercise of warrants....    661,941 shares
 Common stock outstanding after conversion and
  exercise........................................ 12,314,655 shares
 Use of Proceeds.................................. We will not receive any of the proceeds of the sale of
                                                   the shares.
 Risk Factors..................................... This offering involves a high degree of risk.
                                                   See "Risk Factors"beginning
                                                   on page 4.

   The number of shares that will be outstanding after this offering is based on the number of shares outstanding on May 31, 2000 and excludes 3,000,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan, 1,451,550 shares issuable upon conversion of Series C preferred stock (assumes the proposal to lower the conversion price from $25 to $12.50 is approved), and 150,356 shares reserved for issuance upon the exercise of outstanding warrants not included above.

                         Summary Financial Information

   The following summary financial data should be read together with our financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data for the periods ending
September 30, 1999 and March 31, 2000 and the balance sheet data as of September 30, 1999 and March 31, 2000 are derived from, and are qualified by reference to, our financial statements included elsewhere in this prospectus.

                                                                 For the period
                                                                 from inception     For the Six
                                                               (March 26, 1999) to  Months Ended
                                                               September 30, 1999  March 31, 2000
                                                               ------------------- --------------
                                                                                    (Unaudited)
Statement of Operations Data
Revenues......................................................     $     6,250      $    315,072
Interest income...............................................          24,274            93,062
Total costs and expenses......................................       2,380,975         5,905,331
                                                                   -----------      ------------
Net loss......................................................     $(2,350,451)     $ (5,497,197)
Beneficial conversion feature on preferred stock..............       1,043,142        12,346,440
                                                                   -----------      ------------
Net loss available to common stockholders.....................     $(3,393,593)     $(17,843,637)
                                                                   ===========      ============
Net loss per common share outstanding.........................     $     (0.39)     $      (1.85)
                                                                   ===========      ============
Weighted average common shares outstanding....................       8,751,760         9,621,849
                                                                   ===========      ============

                                                               September 30, 1999 March 31, 2000
                                                               ------------------ --------------
                                                                                   (Unaudited)
Balance Sheet Data
Current assets................................................     $4,894,143      $16,631,151
Working capital...............................................      2,351,053       13,699,046
Total assets..................................................      6,820,236       21,638,601
Total liabilities.............................................      2,543,090        2,932,105
Stockholders' equity..........................................      4,277,146       18,706,496

                                  RISK FACTORS

   The purchase of our common stock involves substantial investment risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. This prospectus contains "forward-looking statements" that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management as well as third parties are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations are described below and elsewhere in this prospectus.

Our limited operating history makes evaluation of our business difficult

   Our business was formed as eCommercial.com in March 1999 and we were a development-stage company through December 31, 1999. In January 2000, significant principal operations commenced. We have recorded a cumulative loss of $7,847,648 through March 31, 2000 and anticipate recording substantial losses for the foreseeable future. Accordingly, we have a limited operating history on which to base our evaluation of current business and prospects. Our short operating history makes it difficult to predict future results, and there are no assurances that our revenues will increase, or that we will achieve or maintain profitability or generate sufficient cash from operations in future periods.

   Our ability to achieve and sustain profitability would be adversely affected if we:

  . fail to effectively market and sell our services;

  . fail to develop new and maintain existing relationships with clients;

  . fail to continue to develop and upgrade our technology and network infrastructure;

  . fail to respond to competitive developments;

  . fail to introduce enhancements to our existing products and services to address new technologies and standards; and

  . fail to attract and retain qualified personnel.

   Our operating results are also dependent on factors outside of our control, such as strength of competition and the growth of the market for our services. There is no assurance that we will be successful in addressing these risks, and failure to do so could have a material adverse effect on our financial performance.

   We expect to incur significant losses for the foreseeable future, and if we are unable to generate sufficient cash flow or raise the capital necessary to allow us to continue to meet all of our obligations as they come due, our business could suffer.

Our future revenues are not predictable, and our results could vary significantly

   Because of our limited operating history and the emerging nature of our markets, we are unable to reliably forecast our revenues. We plan to substantially increase our operating expenses in order to:

  . expand our sales and distribution network;

  . fund increased sales and marketing activities; and

  . develop and upgrade our technology.

   Our fixed expenses, which generally are comprised of the costs of personnel, facilities, depreciation and amortization, have been averaging approximately $800,000 per month. Our expected expense levels are based, in part, on planned revenues and our ability to raise additional funding. If we are unsuccessful in generating significant revenues or raising additional funds, we may be unable to adjust spending in time to compensate for a shortfall or we may have to forego potential revenue generating activities, either of which could hurt our financial performance.

   Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

  . the demand for our services;

  . the addition or loss of individual clients;

  . the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  . the introduction of new products or services by us or our competitors;
    and

  . general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online media.

   Any one of these factors could cause our revenues and operating results to vary significantly. In addition, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could significantly hurt our operating results in a given period.

   Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that our operating results in one or more quarters will fail to meet the expectations of securities analysts or investors. In such event, the market price of our common stock could drop.

Possible need for additional financing

   The capital requirements associated with developing our network and corporate infrastructure have been and will continue to be significant. We have been substantially dependent on the private placements of our equity securities to fund such requirements. These private placements have raised approximately $30 million in gross proceeds. We anticipate that our existing capital resources and private placements will be sufficient to satisfy our contemplated cash requirements for at least twelve months. Although we believe our assumptions to be reasonable, we lack the operating history of a more seasoned company and there can be no assurance that our forecasts will prove accurate. In the event that our plans change, our assumptions change or prove inaccurate, or if future private placements, other capital resources and projected cash flow otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated. We have no current arrangements with respect to sources of additional financing if and when needed, or that, if available, such additional financing would be on terms acceptable to us. To the extent that any such financing involves the sale of our equity securities, the interests of our shareholders could be substantially diluted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are not sure if the market will accept our systems

   Our ability to succeed will depend on the following, none of which can be assured:

  . the effectiveness of our marketing and sales efforts;

  . market acceptance of our current and future offerings;

  . the reliability of our networks and services; and

  . the extent to which end users are able to receive eCommercials at tolerable download speeds.

   We operate in a market that is at a very early stage of development, is rapidly evolving, and is characterized by an increasing number of competitors and risk surrounding market acceptance of new technologies and services. Potential customers must accept eCommercials as a viable alternative to traditional commercial advertising and brochure distribution. Because this market is so new, it is difficult to predict its size and growth rate. If the market fails to develop as we expect, our growth will be slower than expected.

   Our success also depends on the market acceptance of our technology. For example, congestion over the Internet may interrupt eCommercial broadcasts, resulting in unsatisfying user experiences. Some users may block reception of executable email attachments such as eCommercials or be unwilling to download them due to the large size of the files. Through May 31, 2000, 84% of the eCommercials we've sent have been delivered successfully; however, widespread adoption of eCommercial technology depends on overcoming these obstacles, improving audio and video quality and educating clients and users. If our technology fails to achieve broad commercial acceptance, our growth will be slower than expected.

If we are unable to manage or sustain our growth our operating results could be impaired

   We anticipate that we will be required to rapidly expand our operations in the near future to address market opportunities. Such growth, if it occurs, will place a significant strain on our managerial, operational and financial resources and systems. To manage this growth, we must implement, improve and effectively utilize operational, management, marketing and financial systems, and train and manage our employees. There can be no assurance that we will be able to manage effectively the expansion of operations or that our personnel, systems, procedures and controls will be adequate to support operations. Any failure to manage our growth effectively could hurt our financial performance.

Network and system failures could adversely impact our business

   The performance, reliability and availability of our websites and network infrastructure is critical to our reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from earthquake, fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, tornadoes and similar events. We carry business interruption insurance to compensate for losses that may occur, but insurance is not guaranteed to remove all risk of loss. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain errors that could cause system failures. Any system failure that causes an interruption could result in a loss of clients and could reduce the attractiveness of our services.

   We are also dependent upon web browsers, Internet service providers and online service providers to provide Internet users access to our clients, users and web sites. Users may experience difficulties due to system failures or delays unrelated to our systems. These difficulties may hurt audio and video quality or result in intermittent interruptions in broadcasting and thereby slow our growth.

Circumvention of our security measures and viruses could disrupt our business

   Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Anyone who is able to circumvent security measures could steal proprietary information or cause interruptions in our operations. Service providers have occasionally experienced interruptions in service as a result of the accidental actions of users or intentional actions of hackers. We may have to spend significant capital to protect against security breaches or to fix problems caused by such breaches. Although we have implemented security measures, there can be no assurance that such measures will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users, which could hurt our business.

Our dependence on short-term contracts could make future revenues volatile

   Although future clients may enter into multi-year agreements, all of our revenues through March 31, 2000 have been derived from contracts with less than three months duration. Consequently, our clients can stop using our systems quickly and without penalty, thereby increasing our exposure to competitive pressures. There can be no assurance that current clients will continue to be clients, or that we will be able to attract new clients.

We need to be scalable in the number of users we serve

   Our success depends on our ability to deliver and track a large of number of eCommercials. At our current capacity, we can deliver and track approximately two million eCommercials per week. In May 2000, we delivered an average of 365,000 eCommercials per week. If demand for our services exceeds capacity, we may not be able to add to our extensive network capability quickly enough to serve clients.

We depend on continued growth in use of the Internet

   Rapid growth in use of the Internet is a recent phenomenon and there can be no assurance that use of the Internet will continue to grow or that a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable medium for broadcasting advertising, for a number of reasons, including:

  . potentially inadequate development of the necessary infrastructure;

  . inadequate development of enabling technologies;

  . lack of acceptance of the Internet as a medium for distributing rich media advertising; and

  . inadequate commercial support for Web-based advertising.

To the extent that Internet use continues to increase, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it, and especially the demands of delivering high-quality video content.

   Furthermore, user experiences on the Internet are affected by access speed. There is no assurance that broadband access technologies will become widely adopted. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Our business could suffer if use of the Internet grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that does occur.

If we do not respond to technological change, we could lose or fail to develop customers

   The development of our eCommercial business entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the functionality and features of our technology. The Internet and the e-commerce industry are characterized by:

  . rapid technological change;

  . changes in client requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  . the emergence of new industry standards and practices.

   The evolving nature of the Internet could render our existing systems obsolete. Our success will depend, in part, on our ability to:

  . develop and enhance technologies useful in our business;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective clients; and

  . adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

   Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our systems to client requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt to changing market conditions or user requirements in a timely manner, we will lose clients.

We could face liability for Internet content

   As a distributor of Internet content, we face potential liability for negligence, copyright, patent or trademark infringement, defamation, indecency and other claims based on the content of our broadcasts. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. Our general liability insurance may not be adequate to indemnify us for all liability that may be imposed. Although we generally require our clients to indemnify us for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance or by an indemnification by a client could harm our business.

Our operating results could be impaired if we become subject to burdensome government regulations and legal uncertainties concerning the Internet

   Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

  . user privacy;

  . pricing, usage fees and taxes;

  . content;

  . copyrights;

  . distribution;

  . characteristics and quality of products and services; and

  . online advertising and marketing.

   The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

Our stock price has been and may continue to be volatile

   The trading price of our common stock has been and is likely to continue to be highly volatile. For example, on March 14, 2000, our common stock closed at $51.25 per share, and on July 19, 2000, our common stock closed at $6.375 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

  . actual or anticipated variations in quarterly operating results;

  . announcements of technological innovations, new products or services by us or our competitors;

  . the addition or loss of strategic relationships or relationships with our key customers;

  . conditions or trends in the Internet, media streaming, media delivery, and online commerce markets;

  . changes in the market valuations of other Internet, online service, or software companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

  . legal or regulatory developments;

  . additions or departures of key personnel;

  . sales of our common stock; and

  . general market conditions.

   The historical volatility of our stock price may make it more difficult for you to resell shares when you want at prices you find attractive.

   In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

   A prolonged decline in the price of our stock may make it difficult for us to obtain additional financing on terms favorable to the Company.

Our efforts to protect our intellectual property rights may not sufficiently protect us and we may incur costly litigation to protect our rights

   We have filed twenty-two patent applications and we plan to file additional patent applications in the future with respect to various additional aspects of our technologies. We mark our software with copyright notices, and intend to file copyright registration applications where appropriate. We have also filed several federal trademark registration applications for trademarks and service marks we use. There can, however, be no assurance that any patents, copyright registrations, or trademark registrations applied for by us will be issued, or if issued, will sufficiently protect our proprietary rights. See Business-- Intellectual Property.

   We also rely substantially on certain technologies that are not patentable or proprietary and are therefore available to our competitors. In addition, many of the processes and much of the know-how of importance to our technology are dependent upon the skills, knowledge and expertise of our technical personnel, whose skill, knowledge and experience are not patentable. To protect our rights in these areas, we require all employees, significant consultants and advisors to enter into confidentiality agreements under which they agree not to use or disclose our confidential information as long as that information remains proprietary. We also require that our employees agree to assign to us all rights to any inventions made during their employment relating to our activities, and not engage in activities similar to ours during the term of their employment. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or proprietary information. Further, in the absence of patent protection, we may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to our trade secrets, knowledge or other proprietary information.

   Despite our efforts to protect our intellectual property, a third party or a former employee could copy, reverse-engineer or otherwise obtain and use our intellectual property or trade secrets without authorization or could develop technology competitive to ours.

   Our intellectual property may be misappropriated or infringed upon. Consequently, litigation may be necessary in the future to enforce our intellectual property rights, to protect our confidential information or trade secrets, or to determine the validity or scope of the rights of others. Litigation could result in substantial costs and diversion of management and other resources and may not successfully protect our intellectual property. Additionally, we may deem it advisable to enter into royalty or licensing agreements to resolve such claims. Such agreements, if required, may not be available on commercially reasonable or desirable terms or at all.

Our technology may infringe on the rights of others

   Even if the patents, copyrights and trademarks we apply for are granted, they do not confer on us the right to manufacture or market products or services if such products or services infringe on intellectual property rights held by others. If any third parties hold conflicting rights, we may be required to stop making, using, or marketing one or more of our products or to obtain licenses from and pay royalties to others, which could have a significant and material adverse effect on us. There can be no assurance that we will be able to obtain or maintain any such license on acceptable terms at all.

   We may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If third parties hold trademark, copyright or patent rights that conflict with our business, then we may be forced to litigate infringement claims that could result in substantial costs to us. In addition, if we were unsuccessful in defending such a claim, it could have a negative financial impact. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. An adverse outcome in litigation or privity proceedings could require us to license disputed rights from third parties or to cease using such rights. Any litigation regarding our proprietary rights could be costly, divert management's attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could have a negative financial impact. In addition, inasmuch as we broadcast content developed by third parties, our exposure to copyright infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of such licensed content. We generally obtain representations as to the origin and ownership of such licensed content and generally obtain indemnification to cover any breach of such representations; however, there can be no assurance that such representations will be accurate or given, or that such indemnification will adequately protect us.

Our officers and directors control a significant percentage of our outstanding common stock which will enable them to exert control over many significant corporate actions and may prevent a change in control that would otherwise be beneficial to our stockholders

   Upon completion of this offering, our officers and directors will beneficially own approximately 43.7% of our outstanding stock. This level of ownership could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

The length of our sales cycle increases our costs

   Many of our potential customers conduct extensive and lengthy evaluations of our products before deciding whether to purchase or license our products. In our experience to date we've seen the sales cycle range anywhere from 30 days to 6 months. While the potential customer is making this decision, we continue to incur salary, travel and other similar costs of following up with these accounts. Therefore, the risk associated with our lengthy sales cycle is that we may expend substantial time and resources over the course of the sales cycle only to realize no revenue from such efforts as a result of the customer's decision not to purchase from us. Any significant change in customer buying decisions or sales cycles for our products could have a material adverse effect on our business, results of operations, and financial conditions.

We have a limited operating history in international markets

   We have only limited experience in operating in international markets. Although we have distributed our products and services internationally since August 1999, we had no experience in international operations prior to our acquisition of our Hong Kong-based subsidiary, Fusionactive.com, Ltd., in April 2000. To date, we have recognized approximately $30,000 of revenue related to our international operations in eastern Asia. There can be no assurance that our international operations will be successful.

There are risks inherent in conducting international operations

   There are many risks associated with our international operations in eastern Asia, including, but not limited to:

  . difficulties in collecting accounts receivable and longer collection periods;

  . changing and conflicting regulatory requirements;

  . potentially adverse tax consequences;

  . tariffs and general export and customs restrictions;

  . difficulties in staffing and managing foreign operations;

  . political instability;

  . fluctuations in currency exchange rates;

  . the need to develop localized versions of our products;

  . national standardization and certification requirements;

  . seasonal reductions of business activity; and

  . the impact of local economic conditions and practices.

Any of the above-listed risks could have a material adverse effect on our future business, financial condition, or results of operations.

International markets for online marketing are in their very early stages of development

   We distribute our eCommercials globally. To date, we have developed or modified into foreign language text and delivered eCommercials to recipients in the United Kingdom, France, Switzerland, Austria, Norway, Sweden, Iceland, Finland, Denmark, Greece, Lebanon, Mexico, Panama, Peru, Philippines, Australia, Singapore, Hong Kong, China, and Taiwan. The markets for online advertising and direct marketing in these countries are generally in earlier stages of development than in the United States, and we cannot assure you that the market for, and use of online advertising and direct marketing in international markets such as these and others will be significant in the future. Factors that may account for slower growth in the online advertising and direct marketing markets include, but are not limited to:

  . slower growth in the number of individuals using the Internet internationally;

  . privacy concerns;

  . a lower rate of advertising spending internationally than in the United
    States; and

  . a greater reluctance to use the Internet for advertising and direct marketing.

Any of the above-listed risks could have a material adverse effect on our future business, financial condition, or results of operations.

We are subject to risks associated with governmental regulation and legal uncertainties

   We are subject to general business laws and regulations. These laws and regulations, as well as new laws and regulations that may be adopted in the United States and other countries with respect to the Internet, may impede the growth of the Internet. These laws may relate to areas such as advertising, taxation, personal privacy, content issues (such as obscenity, indecency, and defamation), copyright and other intellectual property rights, encryption, electronic contracts and "digital signatures," electronic commerce liability, e-mail, network and information security, and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than, federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, applicability, and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

   We do not know for certain how existing laws governing issues such as privacy, property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media, and data protection, apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

  . limit the growth of the Internet;

  . create uncertainty in the marketplace that could reduce demand for our products and services;

  . increase our cost of doing business;

  . expose us to significant liabilities associated with content distributed or accessed through our products or services, and with our provision of products and services, and with the features or performance of our products;

  . lead to increased product development costs, or otherwise harm our business; or

  . decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

Any of the above-listed consequences could have a material adverse effect on our future business, financial condition, or results of operations.

We may be subject to legal liability in connection with the data collection capabilities of our products and services

   Our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products occasionally send information to servers at MindArrow. Many of the services we provide also require that a user provides certain information to us (see Business--Products and Services). We post privacy policies concerning the use and disclosure of our user data. Any failure by us to comply with our posted privacy policies could impact the market for our products and services, subject us to litigation, and harm our business.

   In addition, the Child Online Privacy Protection Act (COPPA) became effective as of April 21, 2000. COPPA requires operators of commercial websites and online services directed to children (under 13), and general audience sites that know that they are collecting personal information from a child, to: provide parents notice of their information practices; obtain verifiable parental consent before collecting a child's personal information, with certain limited exceptions; give parents a choice as to whether their child's information will be disclosed to third parties; provide parents access to their child's personal information and allow them to review it and/or have it deleted; give parents the opportunity to prevent further use or collection of information; not require a child to provide more information than is reasonably necessary to participate in an activity; and maintain the confidentiality, security, and integrity of information collected from children. We do not knowingly collect and disclose personal information from such minors, and therefore believe that we are fully compliant with COPPA. However, the manner in which COPPA may be interpreted and enforced cannot be fully determined, and thus COPPA and future legislation such as COPPA could subject us to potential liability which in turn would harm our business.

If we fail to obtain or maintain our Nasdaq listing, the liquidity of your investment may be adversely affected

   The Nasdaq National Market System on which we have applied for trading of our common stock has established certain initial listing and continued listing requirements that must be satisfied in order for a company's shares to be initially listed and traded, and to continue to be listed and traded. Currently, our common stock meets the Nasdaq National Market System initial listing and continued listing requirements. However, we cannot assure that we will always be able to meet the Nasdaq National Market listing requirements in the future. Failure to meet the Nasdaq National Market listing requirements could result in the delisting of our common stock from the Nasdaq National Market which may adversely affect the liquidity of our shares.

If we fail to maintain our OTC Bulletin Board listing, the liquidity of your investment may be adversely affected.

   Currently, transactions in the Company's shares of common stock are quoted on a real-time basis on the Over-The-Counter Bulletin Board ("OTCBB"). The OTCBB has recently implemented a rule limiting quotations on the OTCBB to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934. The Company is not currently in compliance with this requirement, and the deadline for the Company to comply with this requirement has now passed. However, the OTCBB has not yet taken any action with regard to removing real-time quotations of the Company's securities.

   The effect of de-listing on the OTCBB would be that there would be no real-time quotations for trades in the Company's common stock, which may limit the liquidity of the Company's shares. However, transactions in the Company's common stock would still be subject to real-time last sale trade reporting, which reports are publicly disseminated through market data vendors on a real-time basis. In addition, once the Company's Registration Statement is declared effective, it would become compliant with the OTCBB eligibility rule.

                                USE OF PROCEEDS

   Since the only securities being offered are those of the selling stockholders, we will not receive any of the proceeds from the sale of the Shares.

   Proceeds from exercise of warrants of up to $6,908,728 will be used for general working capital purposes. However, each warrant contains a cashless exercise feature so there can be no assurances that we will receive any proceeds from the exercise of warrants or that any warrants will be exercised at all.

                                   DIVIDENDS

   We have not declared or paid any dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future. Our ability to declare and pay dividends is subject to limitations imposed by Delaware law.

                                CAPITALIZATION

   The following table sets forth our total capitalization:

  . on an actual basis as of September 30, 1999;

  . on an actual basis as of March 31, 2000;

  . on a pro forma basis as of March 31, 2000, giving effect to the additional shares of Series C preferred issued subsequent to March 31, 2000, the conversion of all outstanding shares of Series B and C convertible preferred stock into 2,964,623 shares of common stock and the exercise of warrants to purchase 807,097 shares of common stock. The exercise of all of the warrants hereunder for cash would result in proceeds of $6,908,728. Each warrant contains a cashless exercise feature so there can be no assurances that we will receive any proceeds for the exercise of warrants or that any warrants will be exercised at all.

                                September 30, 1999 March 31, 2000
                                      Actual           Actual      Pro Forma
                                ------------------ -------------- ------------
                                                    (Unaudited)   (Unaudited)
Stockholders' Equity
 Series B Convertible Preferred
  Stock, $0.001 par value;
  2,000,000 shares authorized;
  1,085,573 and 1,513,073
  shares issued and
  outstanding, actual;
  no shares issued and
  outstanding, pro forma.......    $     1,086      $     1,513   $        --
 Series C Convertible Preferred
  Stock, $0.001 par value,
  3,000,000 shares authorized;
  zero and 608,975 shares
  issued and outstanding,
  actual; no shares issued and
  outstanding, pro forma.......            --               609            --
 Common Stock, $0.001 par
  value; 20,000,000 and
  30,000,000 shares authorized;
  9,536,623 and 9,744,317
  shares issued and
  outstanding, actual;
  13,516,037 shares issued and
  outstanding, pro forma.......          9,537            9,745         13,516
Additional paid-in capital.....      8,254,591       40,397,649     47,305,570
Accumulated deficit............     (3,393,593)     (21,237,230)   (21,237,230)
Unearned stock-based
 compensation..................       (594,475)        (465,790)      (465,790)
                                   -----------      -----------   ------------
  Total stockholders' equity...    $ 4,277,146      $18,706,496   $ 25,616,066
                                   ===========      ===========   ============

                                   DILUTION

   Since we do not receive the proceeds of the sale of the Shares, we will not experience any direct dilution. The existing common shareholders paid substantially less per share than the offering price of the shares sold under this prospectus.

                             PLAN OF DISTRIBUTION

   The selling stockholders may offer their Shares at various times in one or more of the following transactions:

  1. In the over-the-counter market where our common stock is listed, or on the Nasdaq National Market, where we have applied to have our common stock listed;

  2. Private transactions;

  3. In connection with short sales of our common stock;

  4. By pledgees or donees; or

  5. A combination of any of the above transactions.

   The selling stockholders may sell their shares at the market price prevailing at the time of sale or at negotiated prices.

   The selling stockholders may use broker-dealers to sell their shares. If this happens, the broker-dealers will either receive discounts or commissions from the selling stockholders or they will receive commissions from purchasers of shares for whom they acted as agents. Selling stockholders and broker-dealers acting on their behalf may be deemed underwriters under the Securities Act of 1933.

   The selling stockholders may attempt to sell all of the shares. This could cause the supply of shares to exceed demand, which could drive the price of our shares down.

                            SELECTED FINANCIAL DATA

   The following summary financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this Prospectus. The Statement of Operations Data for the period ending September 30, 1999 and the Balance Sheet Data as of September 30, 1999 are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this Prospectus. The selected financial data for the six months ended March 31, 2000 is unaudited. The results for the period ended March 31, 2000 are not necessarily indicative of results that may be expected for any other interim period or for a full year.

                                                                 For the period
                                                                 from inception     For the Six
                                                               (March 26, 1999) to  Months Ended
                                                               September 30, 1999  March 31, 2000
                                                               ------------------- --------------
                                                                                    (Unaudited)
Statement of Operations Data
Revenues......................................................     $     6,250      $    315,072
                                                                   -----------      ------------
Operating expenses:
  Development.................................................         320,766           845,653
  Production..................................................         139,674           222,529
  Sales and marketing.........................................       1,060,795         2,558,023
  General and administration..................................         684,343         1,880,164
  Depreciation and amortization...............................         173,797           397,362
                                                                   -----------      ------------
    Total operating expenses..................................       2,379,375         5,903,731
                                                                   -----------      ------------
  Operating loss..............................................      (2,373,125)       (5,588,659)
Interest income...............................................          24,274            93,062
Provision for income taxes....................................          (1,600)           (1,600)
                                                                   -----------      ------------
  Net loss....................................................     $(2,350,451)     $ (5,497,197)
Beneficial conversion feature on preferred stock..............       1,043,142        12,346,440
                                                                   -----------      ------------
  Net loss available to common stockholders...................     $(3,393,593)     $(17,843,637)
                                                                   ===========      ============
Net loss per common share outstanding.........................     $     (0.39)     $      (1.85)
                                                                   ===========      ============
Weighted average common shares outstanding....................       8,751,760         9,621,849
                                                                   ===========      ============

                                                               September 30, 1999 March 31, 2000
                                                               ------------------ --------------
                                                                                   (Unaudited)
Balance Sheet Data
Cash and cash equivalents.....................................     $4,744,741      $16,155,281
Working capital...............................................      2,351,053       13,699,046
Total assets..................................................      6,820,236       21,638,601
Total liabilities.............................................      2,543,090        2,932,105
Stockholders' equity..........................................      4,277,146       18,706,496

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read together with our financial statements and related notes included elsewhere in this Prospectus.

Overview

   Our business was founded in March 1999 and we had our first revenues in August 1999. We were a development-stage company until December 31, 1999. Significant operations commenced in January 2000.

   Through March 31, 2000, our revenues were derived from the production and delivery of eCommercials as well as reseller fees. eCommercial production services include theme development, eCommercial design and layout, video production, special effects, hyperlink recommendations, hyperlink page design and creation, reporting and sales cycle consultation.

   Revenues are recognized when the consulting or production services are rendered and delivery revenues are recognized when the eCommercials are delivered. We will recognize software license fee revenue when persuasive evidence of an agreement exists, the product has been delivered, we have no remaining significant obligations with regard to implementation, the license fee is fixed or determinable and collection of the fee is probable.

   We record cash receipts from clients and billed amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

   We currently sell our products and services through a direct sales force and are developing a network of resellers to expand our ability to identify potential clients and develop relationships with them.

Results of operations

   For the period from March 26, 1999 (inception) to September 30, 1999, revenues totaled $6,250 as we focused on developing our technologies and increasing our ability to serve clients. For the six months ended March 31, 2000, revenues increased to $315,072.

   For the period ended September 30, 1999 our net loss was $2,350,451. For the six months ended March 31, 2000, our net loss was $5,497,197. The loss for both periods can be attributed to development, marketing and selling, and general and administrative expenses incurred to expand our operations. As a result of the beneficial conversion feature on preferred stock of $1,043,142 and $12,346,440, our net loss available to common stockholders was $3,393,593, or $0.39 per share, and $17,843,637, or $1.85 per share, for the period ended September 30, 1999 and the six months ended March 31, 2000, respectively.

   Development expenses consist primarily of salaries and related expenses for design engineers and other technical personnel, including consultants, and were focused on continued advancements in eCommercial technology and development of our proprietary network. Total costs for the period ended September 30, 1999 and the six months ended March 31, 2000 amounted to $320,766 and $845,653. We charge all research and development expenses to operations as incurred. We believe that continued investment in research and development is critical to our long-term success. Accordingly, we expect that our research and development expenses will increase in future periods.

   Production efforts focused on building a team of creative and client service people and producing eCommercials and related websites. Total costs for the period ended September 30, 1999 and the six months ended March 31, 2000 amounted to $139,674 and $222,529.

   Sales and marketing expenses for the period ended September 30, 1999 and for the six months ended March 31, 2000 amounted to $1,060,795 and $2,558,023 and consisted primarily of salaries and related expenses for developing our direct and reseller organizations, as well as marketing expenses designed to create and promote brand awareness for eCommercials. Included in this amount for the period ended September 30, 1999 is a non-cash charge of $240,000, which represents the value of the common stock issued upon the signing of an agreement with Lockheed Martin Corporation, and a non-cash charge of $78,780, which represents compensation expense related to the issuance of stock options. Included in the amount for the six months ended March 31, 2000 is a non-cash charge of $795,132, which represents compensation expense related to the issuance of stock options. We intend to pursue aggressive selling and marketing campaigns and to expand our network of resellers, continue branding efforts and identifying strategic relationships. We therefore expect that our sales and marketing expenses will increase in future periods.

   General and administrative costs of $684,343 for the period ended September 30, 1999 and $1,880,164 for the six months ended March 31, 2000 primarily included salaries and related expenses for administrative, finance and human resources personnel, professional fees and other corporate expenses related to establishing and expanding our operations. Included in these amounts are non-cash charges of $86,455 for the period ended September 30, 1999 and $401,636 for the six months ended March 31, 2000, which represent compensation expense related to the issuance of stock options. We expect that, in support of our continued growth and our operations as a public company, general and administrative expenses will increase in the foreseeable future.

   Amortization of unearned stock-based compensation represents the difference between the exercise price of stock option grants and the deemed fair value of the Company's stock at the time of such grants. Such amounts are amortized over the vesting period for such grants, which is typically three years. Amortization of deferred compensation increased to $1,203,441 for the six months ended March 31, 2000 from $167,923 for the period from inception to September 30, 1999. This increase was attributable to the grant of additional stock options as well as the increase in the difference between the grant price and the deemed fair market value of our common stock. At March 31, 2000 we had $465,790 in unread stock-based compensation scheduled to be amortized as follows: $99,996 in the period April 1, 2000 to September 30, 2000, $199,727 in fiscal year ending September 30, 2001, $165,800 in fiscal year ending September 30, 2002, and $267 in fiscal year ending September 30, 2003.

Recent financings

   In December 1999, we completed a private placement offering of 1,388,073 shares of Series B preferred stock at $8 per share and issued an option to purchase an additional 125,000 shares of Series B preferred at $8.00 per share, expiring March 31, 2000. These shares are convertible into 1,388,073 shares of common stock. Gross proceeds amounted to $11,104,584. The shares were sold to approximately 185 accredited investors. Net proceeds to us, after selling commissions of $829,242 and direct offering costs of $121,869, totaled $10,153,473, of which $2,392,981 was received after September 30, 1999. On the initial closing date, the trading price of our common stock was $9.44 per share. On March 24, 2000 the option to purchase 125,000 shares was exercised.

  In March 2000, we began a private placement offering of up to 3 million shares of Series C preferred stock at $25 per share. Through May 31, 2000, gross proceeds of $18,144,375 had been received and 725,775 shares of Series C preferred had been issued. On the initial closing date, the trading price of our common stock was $51.25 per share. When originally issued, the shares of Series C preferred were convertible into common stock on a one-for-one basis. However, in response to changes in market conditions, in June 2000, we proposed adjusting the conversion ratio to two-for-one. Accordingly, we expect the 725,775 shares of Series C preferred to be convertible into 1,451,550 shares of common stock. See "Description of Securities".

Liquidity and sources of capital

   As a provider of Internet business services, we do not expect the liquidity constraints that face companies that must maintain significant inventories. However, we anticipate that we will have negative cash flow for the foreseeable future. We also currently anticipate that we will invest $2 to $4 million in capital expenditures in the next twelve months to expand our infrastructure.

   Since our inception, we have funded our operations by selling stock. As of March 31, 2000, our cash position reduced short-term liquidity problems. While we expect to begin generating significant revenues during the rest of fiscal 2000, we do not anticipate that revenues will be sufficient to offset expected expenditures. However, we anticipate that we have sufficient cash to fund our operations for at least twelve months.

   As of September 30, 1999 and March 31, 2000, we had current assets of $4,894,143 and $16,631,151, respectively, and current liabilities of $2,543,090 and $2,932,105, respectively. This represents working capital of $2,351,053 at September 30, 1999 and $13,699,046 at March 31, 2000. Current liabilities at March 31, 2000 included $2,054,661 of liabilities acquired in acquisitions, of which $1,800,000 is reserved to pay the judgment in the Voxel matter. In January 2000, we appealed the judgment and pledged a $2 million certificate of deposit with the court. One of our significant shareholders, who is also a director, has agreed to repay to us in common stock or cash, at his option, any amounts we must pay to the plaintiffs in this matter. See "Business--Legal Proceedings."

   For the period ended September 30, 1999, we used $2,013,188 of cash for operating activities and for the six months ended March 31, 2000, we used $3,811,574 of cash for operating activities, which were primarily focused on growing our organizational infrastructure to be able to service our clients. During the same periods, $1,263,133 and $3,500,992, respectively, was used in investing activities, primarily for acquisitions of fixed assets used to expand our technology infrastructure and network. During the periods ended September 30, 1999 and March 31, 2000, $8,021,062 and $18,723,106 was provided by financing activities, primarily from issuance of preferred stock.

                                    BUSINESS

Overview

   MindArrow Systems, Inc. is in the business of creating and delivering, via the Internet, electronic presentations called eCommercials, then tracking and reporting the responses they generate.

   eCommercials are highly compressed multimedia files that can contain high quality audio and video, graphics, animation, hypertext links and telecommunications links, and are delivered to recipients via email or downloaded directly from a website. eCommercials can be used in place of or in addition to printed brochures and other marketing collateral.

   In addition, we have developed a software product called Virtual Prospector, which is a tool our clients can use to manage the eCommercials they send. Virtual Prospector is accessed through the Internet using any standard browser and is licensed on a per user basis. Targeted at clients with medium to large sales forces, it allows each sales person to manage eCommercials sent to their prospective customers and organize and prioritize follow-up contacts. Virtual Prospector augments other sales force automation and customer relationship marketing tools. The entire system operates in an application service provider ("ASP") model, whereby we provide computing services from our data center. All access to Virtual Prospector is via the Internet. The first version of Virtual Prospector was released in May 2000.

   Our business was founded in March 1999 and we were a development-stage company through December 31, 1999. In January 2000, significant principal operations commenced.

Company Strategy

   Target clients. By offering what we believe are significant advantages over competing methods, we intend to focus on recruiting clients from the Fortune 1000, and smaller organizations that aggressively use the Internet for marketing purposes. We have established industry-specific internal divisions focused on servicing the travel, leisure and pharmaceuticals industries.

   Establish marketing relationships. We intend to form relationships with companies that enable us to extend and strengthen our sales presence (see Business--Sales & Marketing).

   Expanding our business into global markets. Because we believe that significant commercial opportunities exist outside of the United States, we intend to expand our business to promising global markets, principally through the adoption of our systems and technology by international companies, sending eCommercials globally on behalf of U.S.-based clients and acquiring companies and opening offices in key foreign markets such as Europe and Asia.

   In April 2000, we acquired Fusionactive.com, Ltd. in exchange for 150,000 shares of our common stock. Fusionactive.com is an advertising company based in Hong Kong, through which we intend to serve Southeast Asia. As our subsidiary, Fusionactive.com will be the exclusive providers of our products and services in Hong Kong, Singapore, Korea and China.

   Commercialize a variety of applications. We intend to commercialize our technology in applications where our technology may provide benefits over existing methods. These generally include applications that deliver content over the Internet.

Industry Background

   The Internet. The Internet and electronic commerce are fundamentally changing the way businesses interact with customers, suppliers, employees and other interested constituents. Companies across most industries are using the Internet and electronic commerce to redefine the way that goods and services are marketed, sold and distributed. They are also using this new medium to redefine how they communicate with their customers and constituents. Some key Internet statistics include:

  . Access: In February 2000, the Strategis Group reported the number of households in the US with Internet access had increased from 14.9 million in 1995 to 46.5 million. By 2005, that number is expected to increase to 90 million.

  . Use: Email is a widely used Internet application. As of December 31,
    1999, there were 78 million active e-mail users in the U.S. aged 13 and over and the number of email boxes was expected to increase from 234 million worldwide in 1998 to 409 million in 1999, according to eMarketer.


  . Commerce: The amount of merchandise sold over the Internet is expected to increase to $3.2 trillion in 2003, according to Forrester Research. Although we do not conduct ecommerce activities directly, this statistic is indirectly applicable to us since our services are dependent on businesses continuing to conduct ecommerce activities.

  . Advertising: U.S. Internet advertising is expected to grow from $2.8 billion in 1999 to $22 billion in 2004, according to Forrester Research.

   This growth has been spurred by developments such as easy-to-use Web browsers, the availability of less expensive multimedia PCs and widespread Internet access, and the emergence of Web-based content and commerce applications. The proliferation of email accounts has enabled businesses to use email as the primary means to communicate with their customers online. For example, email is often used to confirm electronic transactions and to notify customers of important new developments or product offerings.

   Much of the Internet's rapid evolution towards becoming a mass medium can be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and email services to a much richer environment, capable of delivering graphical, interactive and multimedia content.

   Remaining Competitive. Many websites, particularly consumer-oriented sites, rely on broadcast advertising to encourage current and prospective customers to visit regularly. Concurrently, these companies also conduct regular research or invest in applications to help them understand how customers interact with their website once they have arrived. Our technologies allow companies to deliver targeted web content to their audience via email, reducing the need for broad-based advertising and fostering a one-to-one relationship.

   Direct Marketing. Direct marketing, always a significant portion of overall advertising spending, is becoming a significant force on the Internet. Some key statistics include:

  . Overall: Businesses and other organizations spent approximately $285 billion on general advertising in 1998, of which $163 billion (57%) was spent on direct marketing, according to the Direct Marketing Association.

  . Internet-based: According to a study by CE Underberg Towbin, interactive marketing expenditures will grow from approximately $1 billion in 1998 to an estimated $9 billion in 2003.

   Online marketing allows businesses to cost-effectively target online customers through customized email campaigns. Email did not initially gain wide acceptance as a marketing tool because of concerns regarding privacy and unsolicited communication. With the recent advent of permission-based email, where individuals sign up or "opt-in" to receive information from specific sources on topics of interest to them, email has become an increasingly important direct marketing tool. Email campaigns offer significant advantages over traditional direct mail, including shorter production times, reduced cost and more rapid delivery.

Products and Services

 General.

   Our proprietary eCommercial technology enables our clients to deliver a "website" to their customers via email. eCommercials are highly compressed, multimedia files that can combine high quality audio and video, graphics, animation, chat, hypertext links, and telecommunication links. eCommercials differ from other multi-media delivery systems such as Real Network and QuickTime in that:

  . the recipient is not required to be connected to the Internet when viewing;

  . the recipient is not required to have a high speed or "broadband"
    Internet connection; and

  . the recipient is not required to install any other software to view the eCommercial.

   Activity tracking, reporting and analysis. Our systems track and report the content viewed by each recipient, including persons to whom the original recipient has forwarded the eCommercial.


   This information allows our clients to accurately measure the interest and attention generated by their sales and marketing efforts, including the so-called viral or "pass-along" impact of their content.

   We began distributing promotional eCommercials in August 1999, and have completed over 150 eCommercial campaigns to date. The number of recipients who view the eCommercial as a percentage of those who receive the e-mail message has varied with the category and size of the target group; however, the average view/response rate has been approximately 18% for those campaigns. Of the recipients who viewed an eCommercial, approximately 75% have taken some form of additional action, such as responding to questions, clicking a hypertext link, placing a product order, or forwarding the eCommercial to a third party.

   Immediate customer-initiated feedback. eCommercials are designed to generate immediate feedback using links to our clients' websites, or telecommunication links, such as a "call me" button which can generate a phone call to the recipient, or a "chat" button that can initiate an on-line chat session with the recipient.

   Web-based technology. Our Virtual Prospector system is accessible via any Internet browser and is easy to use, which enables rapid wide-scale deployment. Our software systems are offered from offsite computer operations centers on what is known as an Application Service Provider or ASP basis.

   Virtual Prospector, our patent-pending system which is deployed over the Internet on an Application Service Provider (ASP) basis. Licensed users use the Virtual Prospector system to manage eCommercial deliveries to individuals or groups with whom they have relationships, much the same way individual sales representatives deliver printed collateral to interested parties upon request. Delivering collateral over the Internet is faster, significantly less expensive, interactive and can yield better results than traditional paper collateral delivered via postal or overnight delivery.

   We intend to establish Virtual Prospector as a cost-effective alternative to printed collateral. The Virtual Prospector system is designed to improve the efficiency and effectiveness of sales representatives by enabling Internet-based delivery of electronic collateral and providing reports that help them prioritize their callbacks.

   Prior to releasing Virtual Prospector in May 2000, all eCommercials campaigns were managed by us and delivered to our clients' lists of people who have signed up to receive them. Because Virtual Prospector allows our clients to send eCommercials to individuals or groups, we expect that many future eCommercial campaigns will be managed by our clients themselves. However, we expect to continue to provide campaign services for larger campaigns that require more complex management.

   Our eCommercial technology offers content that is not deliverable via text or graphic. Such content can be entertaining, educational or persuasive. Delivering content desired by affinity groups is an excellent use of the technology.

   Other important aspects. Other important aspects of our products and services include the ability to integrate our products and services with those currently deployed by our clients, the ability to view eCommercials without a current web connection, and using our technology as a "front-end" for streaming.

     Integrate with enterprise systems. We intend to help our clients to integrate our Virtual Prospector system with their website content management, sales force automation, enterprise resource planning and enterprise relationship management packages to enable information sharing between the systems.

     View without a current web connection. Our technology has significant advantages over on-line, or streaming media content delivery. Recipients can view and respond when convenient, rather than requiring online viewing. Rather than providing streaming multimedia content delivery services in which users must have an active connection to the content provider in order to view rich media content, we deliver eCommercials in a manner that allows end users to view them while not connected to the Internet. In addition, our technologies allow us to provide highly specific feedback on the effectiveness of each campaign to our customers.

     Front-end for streaming technologies. While all eCommercials created to date can be viewed offline, they can also serve as a "front end" for streaming technologies, which require users to connect to content broadcast over the Internet. An eCommercial can serve as a convenient viewer and buffer for an Internet broadcast, by delivering the first 15 to 30 seconds of rich media content then delivering the remainder using streaming media. For example, if the content is an announcement by a company CEO, the eCommercial can deliver the first 15 seconds, then seamlessly serve the remainder of the message via streaming media. This improves the quality of the streaming media message and reduces the time spent waiting for the streaming video download.

   eCommercial Network Deliveries and Tracking. All eCommercials are delivered via our proprietary network, and are generally handled in one of three ways:

  . campaign sends managed by us;

  . managed by our clients using our Virtual Prospector system; or

  . downloaded directly from web sites.

   eCommercial Activity Tracking and Reporting. eCommercials use industry-standard web logging techniques to track the effectiveness of a campaign. We gather information about how often each eCommercial is opened and viewed and track the activity on related websites that we host.

   At the request of our client, when a recipient views or interacts with an eCommercial, our servers can recognize the following information:

  . the content viewed by each recipient, including referrals; and

  . whether the initial recipient forwarded the eCommercial to others.

This information allows our client to accurately measure the interest and attention generated by an eCommercial or eCommercial campaign.

   eCommercial Consultation and Production. eCommercial consultation and production is managed by our production unit and third-party ad agencies. Sound and video production can involve simple editing or more elaborate on-location filming or special effects. We anticipate that company-licensed third-party firms such as advertising agencies will increasingly provide this service. Consultation charges vary depending on the size, scope and length of a given campaign.

   Reseller Fees. We charge a fee to resellers who join our reseller program. The fee varies based on the territory and generally relates to initial training, eCommercial production and Virtual Prospector licenses.

   Software License Fees. In May 2000, we released our software product Virtual Prospector 1.0, and have begun to license it to companies on a per user basis.

   Through March 31, 2000, 21% of our revenue has been generated from per-item charges, 36% has been generated from production consultation, and 43% has come from third-party reseller fees.

Sales and Marketing

   We have a national team of sales people and are pursuing direct sales and sales via resellers to large, well-established companies in several industries, including, but not limited to:

  . Travel and Leisure

  . Pharmaceuticals

  . Financial services

  . Computer hardware/software

  . Entertainment

  . Electronic commerce web sites

  . Telecommunications

  . Industrial products

  . Government

   We have established industry-specific sales divisions focused on servicing the travel, leisure and pharmaceuticals industries.

   In addition, we intend to form relationships with companies that enable us to extend and strengthen our sales presence, as follows:

  . Technology Integration--Our technologies, particularly Virtual
    Prospector, lend themselves to work with, or "integrate" with other products offered by other companies, such as Customer Relationship Management software vendors. We intend to work together with these companies to integrate our products so they work together and provide benefits to our mutual customers.

  . Creative Integration--eCommercials have a creative design component to them. We intend to enlist advertising and media companies to provide eCommercial design services to their clients, who must then use our proprietary network to deliver and track the eCommercials that are created.

  . Resellers--We are developing a network of authorized resellers who extend our reach into their markets.

Cross-Marketing and Revenue Sharing Arrangements

   As noted in our strategy, we intend to establish relationships that will increase the breadth of market acceptance of our systems and more effectively and efficiently commercialize our technology. A summary of our current relationships is set forth below.

   Lockheed Martin: In July 1999, we entered into an agreement with Lockheed Martin Integrated Business Solutions (Lockheed), a leading systems integrator, which provides for joint marketing efforts and allows us to utilize Lockheed in establishing and managing e-commerce projects. Our Virtual Prospector solution is designed to be integrated with Enterprise Resource Planning and Enterprise Relationship Management packages. As a premier systems integrator, Lockheed is in the position to lead integrations for our large customers. In addition, Lockheed has established relationships with companies we believe can be key customers for us. Our cross-marketing arrangement provides for Lockheed to recommend our solutions to their customers and for us to recommend Lockheed system integration solutions to our customers who require systems integration capabilities. The term of the agreement is three years, and we issued 30,000 shares of our common stock valued at $240,000 to Lockheed as compensation for them to enter into this arrangement with us. All other aspects of our arrangement are expected to be at our normal pricing.

   eContributor.com: In January 2000, we entered into an agreement with eContributor.com, Inc. that provides for joint integration of technologies and cross-promotion of services. eContributor.com is an Internet-based fundraising management and donation processing firm. They have developed proprietary technologies that streamline charitable giving, which we intend to integrate into related eCommercials. The term of the agreement is three years and provides for revenue sharing in the amount of 15% of net revenues generated by eContributor.com as a direct result of our marketing efforts and 25% of eContributor.com gross revenues generated through the utilization of an eCommercial. We have also made an equity investment into eContributor.com in the amount of $100,000.

Intellectual Property

   We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights.

   We have filed twenty-two patent applications through the U.S. Patent and Trademark Office (USPTO) under the Patent Cooperation Treaty designating all member countries, including the United States, essentially all of Europe, Japan, Korea, China, Canada and Mexico. These patent applications were filed beginning in October 1999 and cover aspects of our proprietary eCommercial authoring software and our network architecture, as well as methods of using eCommercials and related media in marketing. We plan to file additional patent applications in the future with respect to various additional aspects of these and other technologies.

   Our patent applications cover three basic areas of our technology and business. We are attempting to protect various aspects of the eCommercials themselves, including certain downloading and tracking technologies, the multi-media features of eCommercials and production and information gathering methods. We are also attempting to protect various marketing methods associated with eCommercials, including virtual prospecting, e-mail advertising campaigns and e-mail pass along methods. Finally, we are attempting to protect various methods associated with message handling, including the ways in which an e-mail is forwarded and tracked.

   We continue to develop proprietary computer software. We mark our software with copyright notices, and intend to file copyright registration applications where appropriate. We have also filed several federal trademark registration applications for trademarks and service marks we use. In addition, we seek to protect certain proprietary aspects of our products through nondisclosure agreements with our employees, contractors and other third parties. There can, however, be no assurance that any patents, copyright registrations, or trademark registrations applied for by us will be issued, or if issued, will sufficiently protect our proprietary rights.

   We intend to continue to seek patent protection for technologies that we consider important to the development of our business. We also intend to rely upon copyright, trademark, trade secrets, know-how, and continuing technological innovations to develop and maintain a competitive advantage.

Government Regulation

   Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

   We currently do not collect nor do we intend to collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states in which we have offices and believe we are required by law to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, results of operations and financial condition.

   The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services, which could adversely affect our business, results of operations and financial condition.

Competition

   The market for Internet marketing services is highly competitive and we expect that competition will continue to intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources, with wider recognition and more extensive customer bases. However, because the technologies and related service offerings are new and evolving rapidly, our competition is widely distributed among a variety of companies, none of which enjoys a dominant position or market share.

   In addition, we compete with other marketing companies that provide various components of our product and service offerings, including online thin media and streaming media services, as well as traditional media such as television, radio and print, for a share of the total budget for production and distribution of marketing materials and targeted content.

   We compete primarily on our technology and service, and while we don't compete directly on price, we believe that our services provide outstanding return on investment compared to traditional marketing methods or other technologies.

   It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Such competition could materially and adversely affect our ability to obtain revenues from either license or service fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software and services. In either case, our business, operating results and financial condition would be materially and adversely affected. There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition and operating results.

Research and Development

   We have developed several proprietary technologies which are used in a variety of Internet-related products and services. These products and services are continually being enhanced to meet the needs of the Internet advertiser and retailer. The Research and Development department is organized by area of interest including Multimedia Development, Database Development, Web Development, and Networking. Each development area requires highly specialized individuals with extensive backgrounds in their respective disciplines.

   Through March 31, 2000, we had incurred $1,166,419 of research and development expenses in the engineering of our software tools and our network.

Facilities

   Our headquarters and production facilities are at 101 Enterprise, Suite 340, Aliso Viejo, California 92656. The base rent is $29,642 per month and the lease expires in November 2004. In March 2000, we leased additional sales offices in San Clemente, California at a monthly rent of $3,675 through February 2001. We also lease an office in Cupertino, California at a current monthly rent of $12,251, a portion of which will be subleased to an unrelated party. This lease expires September 1, 2004. In addition, effective December 1, 1999, we opened an office in New York City, in space we are subleasing for $2,883 per month. In June 2000, we leased space in Aliso Viejo, California for our newly created Travel & Leisure division. The monthly rent is $3,895 and the lease expires in March 2002.

   We anticipate that we will require additional space within the next
12 months and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. We do not own any real estate.

Legal Proceedings

   Although we have not become a party to any material legal proceeding since MindArrow was founded, we are named as a defendant in a lawsuit filed on March 25, 1999 in the US Bankruptcy Court. The lawsuit arises from an Asset Purchase Agreement, dated November 25, 1998, pursuant to which our predecessor, Wireless Netcom, had proposed to acquire the assets of Voxel, Inc. for $5 million. A dispute about the terms of the agreement arose, and Wireless Netcom did not complete the acquisition. The Bankruptcy trustee then sold the assets of Voxel for less and sued Wireless Netcom for the difference. We acquired this lawsuit when we subsequently merged with Wireless Netcom on April 19, 1999.

   On October 27, 1999, the trial judge granted a summary judgment motion in favor of the plaintiffs in the amount of $1.8 million. In January 2000, we appealed the decision and pledged a $2 million certificate of deposit to the court. In July 2000, the bankruptcy trustee accepted our offer to settle this dispute for $1.5 million. We expect the bankruptcy judge to approve the settlement in August 2000, and refund the balance of the deposit we made with the court.

   Pursuant to an indemnity agreement, Eric McAfee, one of our significant shareholders who is a director and is also a former officer, has agreed to reimburse to us in common stock or cash, at his option, any amounts we must pay to the plaintiffs. Assuming the settlement is approved by the bankruptcy judge, Mr. McAfee will have six months to refund to us the $1.5 million settlement and $173,000 in attorney fees. Accordingly, we have recorded the entire amount as part of our current liabilities of September 30, 1999, and will record any reductions in the balance due or amounts received in repayment as additional paid-in capital at the time such amounts are received.

Employees

   As of May 31, 2000, we had 85 full-time employees. None of our employees are subject to a collective bargaining agreement and we believe that our relations with our employees are good.

                                   MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of the company, their respective ages and positions with us as of June 15, 2000 are as follows:

   Name                     Age Position
   ----                     --- --------
   Thomas J. Blakeley......  41 Chief Executive Officer, Co-Chairman of the Board
   Eric A. McAfee..........  37 Co-Chairman of the Board
   Robert I. Webber........  41 Chief Operating Officer, President, Director
   John Troiano............  29 Director
   Joel Schoenfeld.........  49 Director
   Michael R. Friedl.......  36 Chief Financial Officer, Treasurer
   Rick McEwan.............  36 Executive Vice President of Engineering
   Michael Briola..........  30 Executive Vice President, Creative Director
   Timothy J. McMullen.....  43 Executive Vice President of Business Development
   Donald R. Howren........  40 Executive Vice President of Sales and Client Services
   Michael Pennell.........  37 Vice President of Marketing

   Thomas J. Blakeley, 41, CEO and Co-Chairman of the Board. Mr. Blakeley co-founded MindArrow Systems, and currently serves as Chief Executive Officer and Co-Chairman of the Board. Mr. Blakeley served as President and Chairman of the Board of MindArrow until June 2000. From 1998 until founding the Company, Mr. Blakeley served as Vice President of Sales for Zap International, which was subsequently acquired by eCommercial.com. From 1996 to 1998, he served as director of marketing and sales for Cubic Videocomm, creators of CVideo-Mail. From 1987 until 1996, he was a principal of Blakeley & Associates, a marketing consulting and training organization which produced training seminars for marketing executives.

   Eric A. McAfee, 37, Co-Chairman of the Board. Mr. McAfee is a co-founder of MindArrow Systems, and has served on our Board since inception. He was named Co-Chairman in June 2000. He formerly served as Executive Vice President and Corporate Secretary through June 2000. Mr. McAfee is also a principal at Berg McAfee Companies, a venture capital partnership based in Cupertino, California, with investments in Internet, software and telecommunications companies. From 1995 until joining us, he operated McAfee Capital, a venture capital firm. In 1992, Mr. McAfee co-founded New Media Corporation, a PC-card manufacturing company and served as its Chief Financial Officer and Director until 1995. Mr. McAfee has also served for six years as a member of the Board of Directors of the California Manufacturer's Association. Mr. McAfee is a graduate of Fresno State University with a B.S. in Management (with an emphasis in statistics) and the Stanford Graduate School of Business Executive Program.

   Robert I. Webber, 41, President, Chief Operating Officer and Director. Mr. Webber joined the Company in June 2000 as President, Chief Operating Officer and a director of the Company. Prior to joining MindArrow, Mr. Webber served as president, CEO and director of Silicon Film Technologies, a developer of digital imaging software and hardware products, for which he continues to serve on the board of directors. Previously, Mr. Webber was president and a director of Inari Inc. (formerly Intelogis), a Novell spin-off that develops and sells power-line networking products for OEM and the consumer market. Mr. Webber also serves on the board of directors of NewCore Networks, a developer of telecom switching equipment in Silicon Valley. He was an executive at the international management consulting firm McKinsey & Company, and worked as a corporate and securities attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Webber holds a B.A. from Brigham Young University, a J.D. from Columbia Law School, and an M.B.A. from the Harvard Business School.

   John Troiano, 29, Director. Mr. Troiano, who joined our Board in November 1999, is the Managing Director of @ONEX LLC, a significant shareholder of the Company. @ONEX LLC is wholly-owned by Onex

Corporation. Mr. Troiano has led Onex' strategic investments in a number of areas, particularly e-commerce and the Internet. He has also initiated and developed value creation ideas in a number of other industry sectors where Onex may now invest, specifically telecommunications, financial services and consumer products. Before joining Onex, he was employed by Donaldson, Lufkin & Jenrette in both the Investment Banking and Merchant Banking Groups. He also worked in corporate finance for Gleacher & Co. in New York. Mr. Troiano received his B.S. in Economics (summa cum laude) from the Wharton School, University of Pennsylvania; and his M.B.A. from the Harvard Graduate School of Business Administration. Mr. Troiano was elected to our Board in November 1999 as a representative of @ONEX LLC.

   Joel Schoenfeld, 49, Director. Mr. Schoenfeld was elected to the Company's Board of Directors in June 2000. He has served most recently as general counsel and senior vice president of BMG Entertainment. Mr. Schoenfeld also currently serves as a member of the executive board and central board of directors of IFPI, the international trade federation for the worldwide music business. He was elected chairman of the IFPI Council in 1999, a position he still holds. Mr. Schoenfeld was elected to our Board as a representative of the Series B preferred stockholders.

   Michael R. Friedl, CPA, 36, Chief Financial Officer. Mr. Friedl joined the company as Chief Financial Officer and Treasurer in May 1999. Prior to joining us, Mr. Friedl served as President of DialRight Software, Inc., a database utility company for which he continues to serve as a member of its board of directors. Prior to joining DialRight, Mr. Friedl was the Chief Financial Officer of V-Systems, Inc., a software company that spun out DialRight as a separate venture. From 1995 to 1997, Mr. Friedl served as Chief Financial Officer for publicly-held Grip Technologies, Inc., an Irvine, California, manufacturer of golf club components. From 1993 to 1995, Mr. Friedl served as Corporate Controller for New Media Corporation, a high-tech manufacturing company. From 1986 to 1993, Mr. Friedl worked in public accounting, most recently for Arthur Andersen & Co. where he served as an Audit Manager. Mr. Friedl is a graduate of Kent State University and is a Certified Public Accountant licensed in Ohio and California.

   Richard R. McEwan, 36, Executive Vice President of Engineering. Mr. McEwan joined the company in April 1999 as Vice President of Engineering. Prior to joining us, Mr. McEwan served as President, CEO, and a co-founder of Zap International, a video compression technology company which was acquired by the Company in April 1999. Prior to co-founding Zap International, Mr. McEwan was a manager with Fourth Communications Network from 1993 through 1998, where he managed the development of Internet systems for the hotel industry based on Microsoft Windows NT Server, Windows 3.1/95, and NT Workstation as well as the database systems for statistical gathering for all of Fourth Communications' Internet-related advertising and commerce information. Prior to joining Fourth Communications, Mr. McEwan ran his own consulting business where he created custom sales information databases for various organizations. Before entering the consulting field, Mr. McEwan spent over eight years in several technical and marketing duties for SuperMac Technology, RasterOps Corporation, and Ramtek Corporation.

   Michael Briola, 30, Executive Vice President, Creative Director. Mr. Briola joined the company in April 1999 as Vice President, Creative Director. Prior to joining us, Mr. Briola founded and served as Vice President of Marketing and a director of Zap International, where he played a major role in the development of the Zap Media Messenger technology. Prior to his work at Zap International, Mr. Briola co-founded Cameo International (now AnTares Systems) where he served as Vice President of Technology and Marketing. Prior to founding Cameo, Mr. Briola worked for MegaChips Corporation, a Japanese semiconductor design firm specializing in audio/video codec and systems technologies. Previously, Mr. Briola served as Technical Sales Director, Professional Products Division for InVision Interactive, Inc. and was responsible for developing and maintaining sales channels in the United States and abroad. From 1993 to 1996, Mr. Briola maintained a consulting practice dedicated to supplying high-end computer-based multimedia design and production equipment where he designed facilities and equipment systems for clients.

   Timothy J. McMullen, 43, Executive Vice President of Business Development. Mr. McMullen joined the Company in June 2000 as Executive Vice President of Business Development. He currently serves on the board of advisors for Alerio Software, a company specializing in Internet-based applications and custom software development services. Mr. McMullen also currently serves on the board of directors, and as an advisor, for Captura Software, a software company which provides expense management solutions to large organizations. From January 1997 to May 1998, Mr. McMullen served on the board of directors and in an advisory capacity for Omni Vista Software Corporation, a software company which provides enterprise level budgeting and analysis products for middle market and large organizations. Prior to 1997, Mr. McMullen served as Chief Technology Officer and Executive Vice President of Products for Platinum Software Corporation, now called Epicor, a company he cofounded in 1981.

   Donald R. Howren, 40, Executive Vice President of Sales and Client Services. Mr. Howren joined us in January 2000. Prior to joining us, he served as Vice President and General Manager for the Analytic Applications Products division of Best Software, which in 1999 acquired Omni Vista Software, a company Mr. Howren served as Vice President of Marketing and Business Development since 1998. From 1995 to 1997, he served as Vice President of Marketing and Strategic Partners for Epicor Software, a provider of enterprise business software.

   Michael Pennell, 37, Vice President of Marketing. Mr. Pennell joined us in June 2000. Prior to joining us, he served as Vice President of Product Marketing for Epicor Software, an enterprise and e-business software provider. At Epicor, Mr. Pennell was responsible for defining overall product strategy and managed a team of product marketing managers responsible for market research, market positioning, analyst relations, competitive analysis, product planning, and product alliances. He served in various other roles at Epicor from 1993 to 1997 including Director of Product Strategy, Manager of Applications Design, and Sales Engineer. Prior to joining Epicor in 1993, Mr. Pennell was a manager at Andersen Consulting where he was responsible for managing a variety of strategy and system implementation projects in the United States, Europe and South America.

Other Significant Employees

   Other significant employees of the company, their respective ages and positions with us are as follows:

   Name                           Age Position
   ----                           --- --------
   Adrian Turcotte...............  49 President-Pharmaceutical Division
   Mark Grundy...................  39 President-Travel & Leisure Division
   Jenifer Lee...................  49 Vice President of Client Services
   Serge Herring.................  51 Vice President of Research & Development
   Theresa Conte.................  39 Vice President of Human Resources

   Adrian Turcotte, 49, President-Pharmaceutical Division. Mr. Turcotte joined the company as Vice President of Media Development in April 1999 and was named President-Pharmaceutical Division in June 2000. From 1987 until joining us, he was Executive Producer for Odyssey Productions, a producer of video presentations for the educational and entertainment markets. Mr. Turcotte holds a Master's Degree from UCLA.

   Mark Grundy, 38, President, Travel and Leisure Division. Mr. Grundy previously served as Executive Vice President, Chief Operating Officer and Director of the Company through June 2000. Mr. Grundy joined the Company in May 1999 as Executive Vice President, Chief Operating Officer and a director. In 1990, he founded Destination America, Inc., a company that provided English language tours of the United States. Mr. Grundy served as President of Destination America from its inception until joining eCommercial.com in May 1999. From 1981 to 1990, he developed sales and marketing strategies for Americantours International, Inc., where he served as Vice President, Sales and Marketing.

   Jenifer Lee, 49, Vice President of Client Services. Ms. Lee joined the Company in September 1999 as Director of Client Services and was promoted to Vice President of Client Services in June 2000. Prior to joining us Ms. Lee served as Regional Manager for Intergraph Corporation.

   Serge Herring, 51, Vice President of Research & Development. Mr. Herring joined the company in April 1999 as Director of Program Development, and was named Vice President of Research & Development in November 1999. Prior to joining us, Mr. Herring was Senior Software Engineer for Zap International, a video compression technology company which was acquired by the company in April 1999. From 1997 to 1998, Mr. Herring worked in research and development for Innovacom, Inc., a video compression company serving the broadcast industry. From 1996 to 1997, he worked as a Principle Engineer for Intellect Electronics, Inc., a developer of point-of-sale terminals for the retail and banking industries.

   Theresa Conte, 39, Vice President of Human Resources. Ms. Conte joined us as Director of Human Resources in May 2000 and was promoted to Vice President of Human Resources in June 2000. Prior to joining us, she had a human resources consulting practice. She is a graduate of Arizona State University and is a member of the Human Resources Independent Consultants Association.

Executive Compensation

   The following table sets forth the total compensation for each of our most highly compensated executive officers whose total salary and bonus for the year ended September 30, 1999 would have exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers"):

                           Summary Compensation Table

   Name and Principal Position                          Salary   Bonus  Options
   ---------------------------                         -------- ------- -------
   Thomas Blakeley, Chief Executive Officer(1)........ $178,000 $   --      --
   Eric A. McAfee, Co-Chairman of the Board(2)........  172,000     --      --
   Mark Grundy, Chief Operating Officer(1)(3).........  168,000  10,000 225,000
   Michael Friedl, Chief Financial Officer............  110,000   3,000 100,000
   Deborah Olinto, Vice President of Sales(4).........  130,000     --  100,000
   Ross Teasley, Vice President of Marketing(5).......  120,000     --   85,000

--------
(1) Effective October 1, 1999, we entered into employment contracts with these executives specifying levels of compensation, duties and cause for termination.

(2) Effective June 2000, Mr. McAfee resigned as an officer of the Company, but he continues to serve on our Board as Co-Chairman.

(3) Effective June 2000, Mr. Grundy resigned from our Board and his position changed to President-Travel & Leisure Division.

(4) Effective October 1999, Ms. Olinto left the company.

(5) Effective March 2000, Mr. Teasley left the company.

Fiscal 1999 Stock Option Grants to Executives

   The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during fiscal 1999.

                                                                                Potential
                                                                               Realizable
                                                                            Value at Assumed
                                                                             Annual Rates of
                                                                               Stock Price
                                                                              Appreciation
                                                                             for Option Term
   Name and                                                                 -----------------
   Principal Position       Options    % of Total Exercise Price Expiration    5%      10%
   ------------------       -------    ---------- -------------- ---------- -------- --------
   Thomas Blakeley, Chief
    Executive Officer......     --        --            --           --          --       --
   Eric A. McAfee,
    Executive Vice
    President..............     --        --            --           --          --       --
   Mark Grundy, Chief
    Operating Officer...... 175,000(1)      8%         $  1         2005    $ 59,517 $135,023
                             50,000(2)      2             8         2005     136,038  308,624
   Michael Friedl, Chief
    Financial Officer...... 100,000(3)      5             1         2004      27,628   61,051
   Deborah Olinto, Vice
    President of Sales..... 100,000(4)      5             8         2005     272,077  617,249
   Ross Teasley, Vice
    President of
    Marketing..............  85,000(4)      4             8         2005     231,265  524,661

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
--------
(1) This option was granted in April 1999 and vests one-third in April 2000 with the remainder vesting quarterly over the following two years.

(2) This option was granted in September 1999 and vests one-third in September 2000 with the remainder vesting quarterly over the following two years.

(3) This option was granted in April 1999. 60,000 shares of which are immediately vested, 40,000 shares of which vest one-third in April 2000 with the remainder vesting quarterly over the following two years.

(4) These options were granted in August 1999 and vest one-third in August 2000 with the remainder vesting quarterly over the following two years.

Stock Option Exercises And Year-End Value Table

   The following table reflects the number of shares covered by both exercisable and non-exercisable stock options as of September 30, 1999 for the Named Executive Officers. Values for "in-the-money" options represent the spread between the exercise price of existing options and the market value for our common stock on September 30, 1999, which was $8.125 per share.

                                                              Value of
                               Options Outstanding      In-the-Money Options
   Name and                 ------------------------- -------------------------
   Principal Position       Exercisable Unexercisable Exercisable Unexercisable
   ------------------       ----------- ------------- ----------- -------------
   Thomas Blakeley, Chief
    Executive Officer......      --            --           --            --
   Eric A. McAfee,
    Executive Vice
    President..............      --            --           --            --
   Mark Grundy, Chief
    Operating Officer......      --        225,000          --     $1,603,125
   Michael Friedl, Chief
    Financial Officer......   60,000        40,000     $427,500       285,000
   Deborah Olinto, Vice
    President of Sales.....      --        100,000          --         12,500
   Ross Teasley, Vice
    President of
    Marketing..............      --         85,000          --         10,625

Compensation of Directors

   We may reimburse directors for reasonable expenses pertaining to attending meetings, including travel, lodging and meals but we do not pay directors for their service as directors.

Voting Agreement

   Thomas J. Blakeley, Eric A. McAfee, Clyde Berg, and @Onex, LLC, a Delaware limited liability company ("@Onex"), have entered into a Voting Agreement dated as of September 30, 1999. Pursuant to the Voting Agreement, Blakeley, McAfee, and Berg agreed that, for so long as @Onex or its affiliates own at least 100,000 common or preferred shares, Blakeley, McAfee, and Berg will take all necessary actions and will vote their shares in order to cause two designees of @Onex to be elected to serve on the Company's Board of Directors. The Voting Agreement will terminate on the earlier of the date when @Onex holds less than 100,000 shares, or September 30, 2014. To date, @Onex has designated only John Troiano for election as a director, and has not designated a second director.

Employment Agreements

   As of September 30, 1999, each of the Named Executive Officers was a party to a Change in Control Agreement with us, which provides for payment of two year's salary to the executive if we are acquired by another company and he (or she) loses his (or her) job for other than cause, as defined in the agreement.

   In addition, effective June 2000, we revised the three-year employment contract with Mr. Blakeley and entered into a three-year employment contract with Mr. Webber, setting forth terms of their employment, as follows:

                                                            Base Salary Bonus(1)
                                                            ----------- --------
   Thomas Blakeley, Chief Executive Officer................  $284,000     3.7%

   Robert I. Webber, President.............................   240,000     1.9%

--------
(1) Bonus is based upon a percentage of operating income.

   Mr. Blakeley's employment agreement provides for payment in the amount of two years salary if we terminate his employment for other than cause. In addition, the contract provides a $1 million life insurance policy, a car allowance of $750 per month, and a car down payment reimbursement of $5,000 every two years.

   Mr. Webber's employment agreement provides for payment in the amount of one year salary if we terminate his employment for other than cause. In addition, the contract provides a $1 million life insurance policy. Further, Mr. Webber received a payment of $100,000 for consulting services provided prior to his employment and an $85,000 loan, which will be forgiven over the course of three years. If he leaves the Company during the three year term, any remaining balance shall be due and payable.

Stock Option Plans

   Our Board of Directors adopted our 1999 Stock Option Plan (the "Plan") in April 1999. The Plan as amended in December 1999, was established to furnish incentives for employees, directors and consultants to continue their service to us. We reserved 3,000,000 shares of common stock for issuance upon exercise of options granted under the Plan, which have vesting schedules up to 3 years. However, in the event we undergo a change in control, as defined in the Plan, all unvested options immediately become fully vested. Under the Plan, options are granted at a price equal to the fair market value on the date of grant.

   As of May 31, 2000, options to purchase 2,849,932 shares of common stock at exercise prices ranging from $1 to $25 had been issued under the Plan. Our Board of Directors administers the Plan. We intend to issue additional options or other incentives to attract and retain qualified management and directors. Such plans and incentives could have a dilutive effect on our common stock.

Indemnification of Directors and Officers

   Our Bylaws provide for indemnification of our directors, officers and employees as follows: Any person made a party to an action, suit or proceeding, by reason of the fact that he/she, his/her testator or intestate representative is or was a director, officer or general manager of the Corporation, or of any Corporation in which he/she served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him/her in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or general manager is liable for negligence or misconduct in the performance of his/her duties.

   Our Bylaws further state that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or general manager may be entitled apart from the provisions of this section.

   The amount of indemnity to which any officer, director or general manager may be entitled shall be fixed by the board of directors, except that in any case where there is no disinterested majority of the board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association. In the event that whatever liability insurance is procured for the protection of the company, its officers, directors or management, then the indemnification shall not exceed the maximum percent of policy coverage procured. We have also entered into indemnification agreements with each of our directors.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

   Certain executive officers and directors of the company are former shareholders of eCommercial.com, Inc., a California corporation ("eCommercial California"). Pursuant to the terms of the Merger Agreement dated as of April 19, 1999, between us and the shareholders of eCommercial California, those executive officers and directors acquired an aggregate of 4,000,000 shares of our common stock in exchange for their eCommercial California shares.

   In September 1999, the Company entered into a non-cancelable five-year sublease for a satellite office in Cupertino, California. The sublease calls for minimum monthly rental payments ranging from $10,091 per month at the start of the lease and gradually increasing to $13,358 per month by the end of the lease. The sublessor is a company related to Clyde Berg, a significant stockholder and Eric McAfee, a former officer, who is a current director and significant stockholder. The sublease terms are identical to the terms of the sublessor's lease with the landlord, and are favorable to the terms we would have been able to acquire on our own.

   In June 2000, Eric McAfee resigned as Executive Vice President of the Company. Concurrently, the company canceled his employment contract and entered into a consulting contract under which he will be paid $265,000 per year through September 30, 2002.

                            MARKET FOR COMMON STOCK

   The principal United States market for our common stock is the OTC Bulletin Board. Our common stock began trading on the OTC Bulletin Board on April 29, 1999. The high and low bid prices for shares of our common stock for each quarter since April 29, 1999 were as follows:

                                                                  Low     High
                                                                 ------ --------
   Quarter ended June 30, 1999..................................  6 1/2 16
   Quarter ended September 30, 1999.............................  7     10
   Quarter ended December 31, 1999..............................  7 1/8 29 1/8
   Quarter ended March 31, 2000................................. 18 7/8 55
   Quarter ended June 30, 2000..................................  6     40 15/16
   Quarter ending September 30, 2000*...........................  6 3/8 39 15/16

--------

* through July 19, 2000

Source: www.otcbb.com

   These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. On May 31, 2000, there were approximately 2,300 holders of record of our common stock and 200 holders of record of our preferred stock.

                            SIGNIFICANT STOCKHOLDERS

   The following sets forth certain information as of June 10, 2000 (the "Reference Date") with respect to the beneficial ownership of our common stock,
(i) by each person known by us to own beneficially more than five percent of our common stock, (ii) by each executive officer and director, and (iii) by all officers and directors as a group. Unless otherwise indicated, all persons have sole voting and investment powers over such shares, subject to community property laws. As of the Reference Date, there were 10,139,651 shares of common stock and 1,513,073 shares of Series B and 725,775 shares of Series C preferred stock outstanding.

                                                            Number of Percent
   Name and Address of Owner(1)                             Shares(2) of Class
   ----------------------------                             --------- --------
   Thomas J. Blakeley, CEO, Co-Chairman(3)................  1,925,000   19.0%

   Eric A. McAfee, Co-Chairman(3).........................  1,939,767   19.1

   Robert I. Webber, President, COO, Director.............      1,000    0.0

   John Troiano, Director(3)(4)...........................    549,500    5.1
    c/o @ONEX LLC, 712 Fifth Avenue, 40th Floor New York,
    NY 10019

   Joel Schoenfeld, Director..............................      3,713    0.0

   Michael R. Friedl, CFO, Treasurer(5)...................     69,166    0.7

   Mark Grundy, President-Travel & Leisure Division(6)....    202,939    2.0

   Adrian Turcotte, President-Pharmaceutical Division(7)..    580,667    5.7

   All directors and executive officers taken as a
    group(8)..............................................  4,861,878   43.7

   Clyde Berg.............................................    933,333    9.2
    10050 Bandley Drive Cupertino, CA 95014

--------
(1) Except as otherwise noted, the address for each person is c/o MindArrow Systems, Inc., 101 Enterprise Suite 340, Aliso Viejo, CA 92656.

(2) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares, underlying options or warrants which are exercisable currently, or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person.

(3) Thomas J. Blakeley, Eric A. McAfee, @Onex, LLC, and the Company have entered into a "Tag Along Agreement" dated as of September 30, 1999. Pursuant to the Tag Along Agreement, Blakeley and McAfee agreed not to sell any of their shares to any unrelated third-party unless they first notified @Onex in writing of the proposed sale and what percentage of their shares they proposed to sell. @Onex would then have 15 days to decide whether to participate in the sale to that same purchaser in the same proportional amount. The Tag Along Agreement will terminate when a founder no longer holds any shares or when @Onex holds less than 100,000 shares.

(4) Mr. Troiano is the managing director of @ONEX LLC. @ONEX LLC, the beneficial owner of 525,000 shares, is wholly-owned by Onex Corporation. Mr. Gerald W. Schwartz is the Chief Executive Officer of Onex Corporation and owns stock having a majority of the voting power of Onex Corporation's outstanding stock. Onex Corporation and Mr. Schwartz may also be deemed beneficial owners of the shares owned by @ONEX LLC. The business address of Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, Ontario M5J 2S1, Canada.

(5) All of these shares result from options that are exercisable within 60 days.

(6) Mr. Grundy was COO, EVP and a Director as of September 30, 1999. 72,916 of these shares result from options that are exercisable within 60 days.

(7) 66,667 of these shares result from options that are exercisable within 60 days.

(8) 436,998 of these shares result from options that are exercisable within 60 days.

                            SELLING SECURITY HOLDERS

   The stockholders who may from time to time offer their shares for sale pursuant to this prospectus are as follows:

                                   Shares Owned
                                     Prior to      Shares Being    Shares Owned
                                       this      Offered Pursuant   After the
Name of Selling Stockholder(1)     Offering(2)  to this Prospectus Offering(3)
------------------------------     ------------ ------------------ ------------
@ONEX LLC(4).....................    525,000         525,000           --
Alfred Abiouness.................     11,000          11,000           --
Ari Adelberg.....................         26              26           --
Richard Aghababian...............      6,188           6,188           --
Altech Packaging Co..............      3,300           3,300           --
Alignment Captial(5) ............    137,500         137,500           --
America First Associates Corp. ..      1,875           1,875           --
American High Growth Equities
 Retirement Trust................     18,563          18,563           --
Francis Anderson.................      2,614           2,614           --
Arch Group International.........     45,000          45,000           --
Barclay M. Armitage..............      3,713           3,713           --
William Barclay Trust............      4,950           4,950           --
Barrington Barisic...............      1,444           1,444           --
Darin Barker.....................      2,062           2,062           --
Linda Bassin.....................      3,300           3,300           --
Steve Bauman.....................      8,334           8,334           --
Alan Beinhacker..................        412             412           --
Melissa Belyski..................        500             500           --
Jerome & Stuart Bercun...........      2,475           2,475           --
Valery Berger....................     13,750          13,750           --
Bill Berkley.....................      4,950           4,950           --
Bill & Claudia Berkley...........      6,188           6,188           --
Paul D. Berkley..................      2,475           2,475           --
Paul & Judith Berkman............      6,188           6,188           --
David Berzon.....................        259             259           --
Morris Berzon....................      2,852           2,852           --
Gregory Beyerl...................      6,188           6,188           --
Edwin R. Bindseil................      4,400           4,400           --
Kostaki Bis......................      3,713           3,713           --
George Bisnoff...................      2,363           2,363           --
BNB Associates c/o Ben Bollag....      6,875           6,875           --
Michael Bollag...................      6,875           6,875           --
Richard Bowe.....................      3,300           3,300           --
Steven Braccini..................     12,375          12,375           --
Christopher Brothers.............      2,062           2,062           --
Alan & Cathy Buraghi.............      1,238           1,238           --
Ronald Buzard....................      2,200           2,200           --
B V H Holdings c/o Ronald
 Krinick.........................      4,400           4,400           --
John Byram.......................     34,375          34,375           --
Sean Cahill......................      5,500           5,500           --
Capitol Bay Securities...........        722             722           --
Car Cap, Co, LLC c/o Richard
 Carney..........................     11,413          11,413           --
James Carr.......................      3,300           3,300           --
Addie B. Carroll.................      1,856           1,856           --
Susan Carroll....................      1,375           1,375           --

                                  Shares Owned
                                    Prior to      Shares Being    Shares Owned
                                      this      Offered Pursuant   After the
Name of Selling Stockholder(1)    Offering(2)  to this Prospectus Offering(3)
------------------------------    ------------ ------------------ ------------
Richard Casari...................     2,475           2,475           --
Francis Cheong...................     1,238           1,238           --
Timothy & Nadine Cherney.........     2,475           2,475           --
Robert & Phyllis Ching...........     3,988           3,988           --
Robert Ching Trust...............     4,125           4,125           --
Raymond & Ellen Chow.............     4,950           4,950           --
Steven Churchill.................       778             778           --
James & Caren Cobb...............    22,000          22,000           --
Marc Cohen.......................     1,650           1,650           --
Del Coleman (Rose Inc.)..........    42,350          42,350           --
Thomas C. Coleman & Donna K.
 Norell..........................     2,200           2,200           --
Tom Coleman IRA..................     6,875           6,875           --
James F. Corcoran................     9,900           9,900           --
Edmund Cranch....................     6,600           6,600           --
Robert W. Crawford...............     3,713           3,713           --
Jonathan Cress IRA...............     3,300           3,300           --
Scott Crowther...................     3,300           3,300           --
Brad Danforth....................     2,475           2,475           --
Paul De Groot....................     8,000           8,000           --
Harvey Deckert...................     6,188           6,188           --
Daniel Denihan...................     9,900           9,900           --
Albert Digangi...................     2,475           2,475           --
David B. Doft....................     2,750           2,750           --
Jacob Doft.......................     5,500           5,500           --
John P. Donohue..................     7,425           7,425           --
Paul Dorfman.....................     1,378           1,378           --
Yakov Dumanis....................     3,300           3,300           --
Glenn & Dorothy Egli.............     2,475           2,475           --
Christopher C. Ertz..............     8,334           8,334           --
Paul Eshelby.....................     3,600           3,600           --
Clifford A. & Helen Falkenau.....     2,200           2,200           --
Tim Farrell......................     2,475           2,475           --
Aaron Feder......................     1,856           1,856           --
Dale S. Feinblatt & Jack
 Feinblatt.......................     4,400           4,400           --
Xiao Feng........................     1,575           1,575           --
Michael Fenton...................    20,950          20,950           --
Lloyd Fields.....................     3,713           3,713           --
Kevin Fight......................     9,281           9,281           --
Michael Finnell..................     3,438           3,438           --
Jacob & Elizabeth Fish...........     4,813           4,813           --
D. A. Fleming....................       800             800           --
Fred Foulkes.....................     2,475           2,475           --
Brian Frank......................       141             141           --
Matthew Frank....................     2,200           2,200           --
Henry Fredericks.................    11,000          11,000           --
Phil Fresen......................     2,063           2,063           --
Stanley Friedlander..............     3,300           3,300           --
Keith Gaeddert...................     3,713           3,713           --
Tim Gannon.......................     2,475           2,475           --

                                  Shares Owned
                                    Prior to      Shares Being    Shares Owned
                                      this      Offered Pursuant   After the
Name of Selling Stockholder(1)    Offering(2)  to this Prospectus Offering(3)
------------------------------    ------------ ------------------ ------------
Robert Ganz(6)...................   100,000         100,000           --
Theodore Gardocki Trust..........    13,338          13,338           --
Kent Garlinghouse c/o Shadow
 Capital.........................     8,800           8,800           --
Mark Geller......................     2,475           2,475           --
Richard E. Gerzof................    37,125          37,125           --
Ray Glover.......................     3,200           3,200           --
Elliot Goldberg..................     2,475           2,475           --
Stanley Goldberg.................    11,000          11,000           --
Steven Graves....................     6,188           6,188           --
Sean Green.......................     3,713           3,713           --
Paul & Linda Gridley.............     3,438           3,438           --
Mark Grundy(7)...................   100,000         100,000           --
Adam Guetz.......................        39              39           --
Bill Guetz.......................     7,247           7,247           --
Martin P. Hanly..................    30,000          30,000           --
Zachary Walker Hanson............     5,000           5,000           --
Jordan Taylor Hanson.............     5,000           5,000           --
Clarke Isaac Hanson..............     5,000           5,000           --
John Hatsopoulos.................     1,091           1,091           --
Lawrence S. and Barbara Heller...     4,259           4,259           --
R.G. Hildreth Jr. ...............     2,750           2,750           --
Daryl & Joan Hill................     5,500           5,500           --
David Hodkinson..................     2,000           2,000           --
Douglas & Alexis Hogue...........     3,300           3,300           --
Andrew Howard....................     1,238           1,238           --
Donald R. Howren, Jr. ...........     4,400           4,400           --
Roger Husted.....................     6,188           6,188           --
Intellectual Partners............    22,050          22,050           --
David Ivers......................     4,950           4,950           --
JAOR c/o James Jacobs............     5,500           5,500           --
Art Jenkins......................     3,300           3,300           --
Colleen Jenkins..................     1,100           1,100           --
Art Jones........................        43              43           --
Irwin & Ruth Kabat...............     1,320           1,320           --
Leo G. & Merle Kailas............     3,300           3,300           --
Robert Kantor....................    12,375          12,375           --
Peter Kasik......................        52              52           --
Gerald Kay.......................     2,200           2,200           --
Frances Kehoe....................       600             600           --
Peter Kellner....................    13,750          13,750           --
Jerry Kessler....................     1,650           1,650           --
Raji Khabbaz.....................     1,650           1,650           --
Norman O. King...................     3,300           3,300           --
Aaron Kirzner....................     2,200           2,200           --
Harvey Kohn......................    16,500          16,500           --
Helen Kohn.......................    89,016          89,016           --
Jeffrey Kohn.....................     2,200           2,200           --
Michael Kohn.....................     1,562           1,562           --
Stuart Kohn......................     1,563           1,563           --

                          Shares Owned
                            Prior to      Shares Being    Shares Owned
Name of Selling               this      Offered Pursuant   After the
Stockholder(1)            Offering(2)  to this Prospectus Offering(3)
---------------           ------------ ------------------ ------------
Leonard Korets..........      7,700           7,700           --
Lyudmila Korets.........      2,475           2,475           --
Walter Koschak..........      6,875           6,875           --
Raymond Kralovic........     11,000          11,000           --
Ronald & Elizabeth
 Krinick................      3,300           3,300           --
David & Catherine
 Langlois...............      5,500           5,500           --
Curtis Lanning..........      3,750           3,750           --
Barbara Lazarus.........      1,856           1,856           --
Alex Lee................      5,250           5,250           --
Eddie E. Lee............     11,000          11,000           --
Sam Lias................         26              26           --
Michael Limberg.........      5,500           5,500           --
Jamo Lo.................     52,500          52,500           --
William Locke...........         65              65           --
Andy Lovsted............         52              52           --
Morris Macy.............      3,713           3,713           --
Martin Madorsky & Judith
 Richard................      6,188           6,188           --
Dante & Jeanine Maffeo..      1,238           1,238           --
Tom Manz................     10,000          10,000           --
Judy Marcucilli.........      3,300           3,300           --
Robert Margolin.........      2,063           2,063           --
James A. Martens........      9,900           9,900           --
Lewis Mason.............     20,950          20,950           --
Raina Massand...........      1,650           1,650           --
Robert Mattei...........      1,238           1,238           --
Adam McAfee(8)..........     28,050          28,050           --
George McDonnell........      3,713           3,713           --
John McMains............      5,000           5,000           --
John McNierney..........      3,713           3,713           --
Chris Meiklejohn........      9,600           9,600           --
Aris Melissarratos......      6,188           6,188           --
James Milgard...........     13,613          13,613           --
Allen Moore.............      4,400           4,400           --
Stuart Morrice..........      2,500           2,500           --
Samuel Morse............      3,300           3,300           --
Dave Mosenson...........      2,888           2,888           --
Peter Moser.............     11,000          11,000           --
Nancy Murdocco..........        600             600           --
Robert & Barbara
 Myerson................      3,713           3,713           --
Namax Corp..............     25,000          25,000           --
Irl Nathan..............     25,000          25,000           --
Barry F. Nathanson......     12,375          12,375           --
Jules Ness..............      2,475           2,475           --
Allen Notowitz..........      3,713           3,713           --
Jerry Novack............      4,400           4,400           --
Adam & Sherri Ocner.....      9,625           9,625           --
Elizabeth Olander.......      1,000           1,000           --
Jeffrey R. Olander......     30,000          30,000           --
Peter O'Neill...........      2,564           2,564           --

                                   Shares Owned
                                     Prior to      Shares Being    Shares Owned
                                       this      Offered Pursuant   After the
Name of Selling Stockholder(1)     Offering(2)  to this Prospectus Offering(3)
------------------------------     ------------ ------------------ ------------
Peter & Rosemary O'Neill.........     11,000          11,000           --
Walter O'Neill...................      3,713           3,713           --
Bertram Ordan....................      1,238           1,238           --
KarenAnn Orlando.................        600             600           --
Katy Ott.........................         26              26           --
Anthony Pasco....................        688             688           --
Simon & Adina Pelman.............      3,713           3,713           --
Robert Petersen..................         39              39           --
Jonathan Plate...................      3,713           3,713           --
Gabriel Plaut....................        127             127           --
Donald Poinsette.................      3,713           3,713           --
Paul Potamianos..................      6,600           6,600           --
John & Norma Price...............      2,200           2,200           --
Privet Row, Inc..................     34,375          34,375           --
Sheldon Rabin....................      9,213           9,213           --
Sol Rabinipour...................      5,500           5,500           --
Edward Raskin....................     11,000          11,000           --
David Raven......................         37              37           --
Marsha & Barry Reiss.............      2,200           2,200           --
Stacey Richards..................      1,650           1,650           --
Edwin W. Richardson..............      3,300           3,300           --
Kevin Riegelsberger..............      6,875           6,875           --
Ed Roberts.......................      5,000           5,000           --
Margaret Rogers..................     13,750          13,750           --
Romar Fabrics Corp...............      3,300           3,300           --
John Rose........................      6,875           6,875           --
David Rosensaft & Debra
 Braverman.......................     22,000          22,000           --
Steven Rubel.....................      6,188           6,188           --
Pairoj Ruktanonichai.............      6,188           6,188           --
Richard Santulli c/o Executive
 Jet.............................     11,000          11,000           --
David Schneider..................      3,713           3,713           --
Thomas Schoenauer................      2,475           2,475           --
Joel Schoenfeld..................      3,713           3,713           --
Howard Shapiro...................      2,475           2,475           --
James Shen.......................      2,593           2,593           --
Michael L. Shinn.................      6,188           6,188           --
Alexander Slobin.................      3,300           3,300           --
Glenn H. Spears..................     12,375          12,375           --
Jerold Stern.....................     13,200          13,200           --
Cindy Stewart....................     16,775          16,775           --
Joseph & Sandra Stewart..........      3,713           3,713           --
Melissa Stewart..................     16,775          16,775           --
Sandra Stewart...................      3,438           3,438           --
Ronit Sucoff.....................     92,141          92,141           --
Iris Sultan......................        325             325           --
Ronald Sumner....................      4,400           4,400           --
Brad Syth & Michele Syth JT Ten..        130             130           --
David J. Tadych..................      3,300           3,300           --
Trude Taylor.....................      6,875           6,875           --

                                   Shares Owned
                                     Prior to      Shares Being    Shares Owned
                                       this      Offered Pursuant   After the
Name of Selling Stockholder(1)     Offering(2)  to this Prospectus Offering(3)
------------------------------     ------------ ------------------ ------------
Bruce Toll........................    55,000          55,000           --
John Troiano(4)...................    16,500          16,500           --
Adrian Turcotte, II...............       130             130           --
Adrian F. Turcotte, III(9)........    43,053          43,053           --
Susan Berzon Turcotte(9)..........    25,808          25,808           --
William D. Turner.................     1,238           1,238           --
Harry Vidger......................     3,713           3,713           --
Samuel Watts......................     2,475           2,475           --
Joel & Sandra Wenacur.............     4,331           4,331           --
Susan & Theodore Wenacur..........     4,950           4,950           --
Dean Willard......................     3,713           3,713           --
Stanton & Jennifer Williams.......     6,188           6,188           --
Xanadu Associates LLC.............    12,375          12,375           --
Tracy Yau.........................    23,625          23,625           --
Alkis P. Zingas...................    12,375          12,375           --
Simon Zunamon.....................     6,188           6,188           --

--------
(1) Each selling stockholder has sole voting and investment power with respect to the Shares beneficially owned by such selling stockholder. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each selling stockholder beneficially owns less than 1% of our outstanding common stock.

(2) The Shares listed herein include only the shares issuable upon conversion of the Series B convertible preferred stock and upon exercise of the Series B warrants and options, and common stock issued in a prior private placement.

(3) Assumes all of the Shares of common stock beneficially owned by the selling stockholders and registered hereunder are sold.

(4) Prior to this offering, @ONEX LLC beneficially owns 5.2% of our outstanding common stock. John Troiano, a managing director @ONEX LLC, is a member of our board of directors.

(5) Prior to this offering, Alignment Capital beneficially owns 1.3% of our outstanding common stock.

(6) Prior to this offering, Robert Ganz beneficially owns 1% of our outstanding common stock.

(7) Prior to this offering, Mark Grundy beneficially owns 2.0% of our outstanding common stock.

(8) Adam McAfee is a brother of Eric McAfee, a director, officer and significant stockholder.

(9) Prior to this offering, Adrian F. Turcotte, III and Susan Berzon Turcotte, together beneficially own 5.7% of our outstanding common stock.

                           DESCRIPTION OF SECURITIES

   We are authorized to issue up to 30,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. We have designated 1,750,000 shares as Series B preferred stock and 3 million shares as Series C preferred stock. As of May 31, 2000, there were issued and outstanding 10,139,651 shares of common stock, 1,513,073 shares of Series B preferred stock, 725,775 shares of Series C preferred stock options to purchase 2,849,932 shares of common stock and warrants to purchase 812,297 shares of common stock.

Common Stock

   Common stockholders are entitled to one vote per share. Subject to the preferences of outstanding preferred stock, common stockholders are entitled to receive dividends, if and when they are declared by our Board of Directors. If we go out of business and are liquidated, common stockholders will receive their proportionate share of our assets that are available to be distributed, after all other debts have been paid and the preferred stockholders receive their distribution. The common shares have no preemptive, subscription or conversion rights nor may we redeem them.

Series A Preferred Stock

   All shares of Series A preferred stock issued by our predecessor, Wireless Netcom, were converted into shares of common stock upon the merger with eCommercial California.

Series B and Series C Preferred Stock

   The following is a brief summary of the rights, preferences, privileges and restrictions and limitations of the Series B and Series C preferred stock (the "Series B and Series C preferred") as more completely set forth in the respective Certificates of Designation of the Company:

   Dividends. Dividends will be payable with respect to the holders of Series B and Series C preferred when and if declared by our Board of Directors and will be non-cumulative. No dividends (other than those payable solely in common stock) will be declared or paid with respect to shares of common stock for any fiscal year until dividends in the aggregate amount of at least $0.90 and $2.25 per share, respectively, (as adjusted for any stock splits or recapitalizations) have been paid or declared and set apart with respect to the Series B and Series C preferred during such fiscal year.

   Optional Conversion. The shares of Series B and Series C preferred held by any holder may be converted into shares of common stock at any time upon the stockholder's election. The total number of shares of common stock into which a share of Series B and Series C preferred may be converted shall be determined by dividing the purchase price by the conversion price applicable to the conversion of the Series B and Series C preferred (the "Conversion Price"). The Conversion Price for the Series B preferred is currently equal to the purchase price, resulting in a conversion ratio of one-to-one, and the Conversion Price for the Series C is anticipated to be equal to half the purchase price, resulting in a conversion ratio of one-to-two. See discussion below, "Amendment of Series C Conversion Price." However, the Conversion Price for both the Series B and Series C preferred will be adjusted in the event of stock splits, stock dividends, recapitalizations and similar events occurring with respect to our capital stock. The Conversion Price will also be subject to adjustment in the event of issuances of common stock, or securities convertible into common stock, at less than the Conversion Price, as discussed in more detail below under "Antidilution Protection."

   Amendment of Series C Conversion Price. In response to a decline in the market price of our common stock following the issuance of the Series C preferred, we have proposed to reduce the Conversion Price of the Series C preferred from $25 to $12.50 per share. In consideration for such reduction of the Conversion Price, we have requested that all holders of our Series C preferred stock execute a general release of all claims. Although we are requesting that Series C shareholders execute a general release, no actual claims have been asserted against us, and we do not believe that any claims to be released have merit or that we have any liability with respect to the Series C offering. The proposed amendment of the Series C Conversion Price would become effective upon the filing of an amendment to the Series C Certificate of Designation with the Delaware Secretary of State, which requires the affirmative vote of a majority of outstanding stock. We have recently received approval from shareholders representing a majority of outstanding stock. However, we are still awaiting the receipt of the general releases from all the holders of the Series C preferred. Our Board of Directors reserves the right not to effect the amendment of the Series C Conversion Price if all the holders of the Series C preferred do not execute a general release of all claims.

   Automatic Conversion. The shares of Series B preferred will be automatically converted into shares of common stock at the then-effective Conversion Price upon:

  . the effective date of a firm commitment, underwritten offering of common stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act (or any successor thereto) or to any of our employee benefit plans, generating aggregate proceeds to the Company of not less than $15,000,000 (after deducting underwriters' discounts and all expenses relating to the offering) and with a per share offering price (prior to underwriters' discounts and expenses) of not less than $15.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares; or

  . the date specified by affirmative vote or written consent or agreement of the holders of not less than two-thirds of the then-outstanding shares of Series B preferred.

   The shares of Series C preferred will be automatically converted into shares of Common Stock at the then-effective Conversion Price upon:

  . the effective date of a firm commitment, underwritten offering of Common Stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act (or any successor thereto) or to any employee benefit plan of the Company, generating aggregate proceeds to the Company of not less than $25,000,000 (after deducting underwriters' discounts and expenses) of not less than $40.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares; or

  . the date specified by affirmative vote or written consent or agreement of the holder of not less than two-thirds of the then-outstanding shares of Series C preferred.

   Antidilution Protection. If, while any Series B or Series C preferred shares are outstanding, the Company issues any common stock or securities convertible into common stock for a price that is less than the Conversion Price of either the Series B or Series C preferred shares at that time (currently $8 and $12.50 per share, respectively, assuming the reduction in the Series C conversion price is approved), then the Conversion Price of the Series B and Series C preferred shares shall be adjusted downward. The amount by which the respective Conversion Prices will be adjusted downward depends upon how many securities are subsequently issued at below the respective Conversion Prices, and how far below those Conversion Prices those additional securities are issued: the more securities issued, and the lower the price at which they are issued, the greater downward adjustment will be made in the respective Conversion Prices. Specifically, the adjusted Conversion Price will be determined by multiplying the existing Conversion Price by a fraction, the numerator of which shall be the total number of shares outstanding on a fully diluted basis, plus the total number of additional shares that could be purchased at the Conversion Price with the aggregate consideration paid for the additional shares, and the denominator of which shall be the total number of shares outstanding on a fully diluted basis, plus the number of additional shares of common stock so issued.

   For example, if the Company in the future were to issue 1 million additional shares at $10 per share, and 10 million shares were then outstanding on a fully diluted basis, no adjustment would be made to the Series B Conversion Price since the new share price of $10 exceeds the $8 Conversion Price for the Series B shares, and the adjustment to the Series C Conversion Price would be calculated as follows: $12.50 x (10,000,000 + ($10,000,000/$12.50) / 10,000,000
+ 1,000,000) = $12.50 x .98 = $12.25.

   No such adjustment to the respective Conversion Price shall be made with respect to:

  . issuances to our employees, consultants, officers and directors pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by our Board of Directors;

  . issuances as consideration in connection with mergers, acquisitions or other business combinations; or

  . issuances in connection with strategic investments, licensing arrangements or debt or equipment financings approved by our Board of Directors.

   Voting Rights. Holders of shares of Series B and Series C preferred are entitled to vote on all matters submitted to a vote of our stockholders. Each share of Series B and Series C preferred entitles the holder to that number of votes equal to the number of shares of common stock into which such share of Series B and Series C preferred is convertible as of the record date established for the vote of our stockholders. Fractional votes will not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B and Series C preferred held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Except with respect to the seat on the Board of Directors allocated to the purchasers of the Series B preferred or as required by law, the Series B preferred will vote together with the common stock and not as a separate class. Except with respect to the two seats on the Board of Directors allocated to the purchasers of the Series C preferred or as required by law, the Series C preferred will vote together with the common stock and not as a separate class.

   Board Seats. The Company's Certificates of Designation provides for a Board of Directors that consists of a minimum of three and up to seven members. Promptly following the Offering Termination Date, the holders of the Series B preferred will be entitled to elect one person to serve on the Company's Board of Directors, and holders of the Series C preferred will be entitled to elect two persons to serve on the Company's Board of Directors, upon the terms and conditions set forth in the Investors' Rights Agreement that is to be entered into between the Company and the purchasers of the Securities and that is a part of the Subscription Booklet.

   Protective Covenants. So long as shares of Series B and Series C preferred remain outstanding and for such further period as may be required by law, we will not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding Series B and Series C preferred voting separately as a class:

  . sell, convey or otherwise dispose of all or substantially all of our assets, merge with or consolidate the Company into another entity, or engage in any other form of corporate reorganization or recapitalization that would require the vote of our shareholders under applicable law;

  . increase the number of authorized shares of Series B and Series C preferred (except as a result of a stock split or combination);

  . effect an exchange, reclassification or cancellation of all or a part of the shares of Series B and Series C preferred (except as a result of a stock split or combination);

  . effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of Series B and Series C preferred;

  . alter or change the rights, preferences, privileges and restrictions of the Series B and Series C preferred;

  . authorize or issue shares of any class of stock having any rights, preferences or privileges superior to any such right, preference or privilege of the Series B and Series C preferred;

  . authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible or exchangeable for, or having option rights to purchase, any shares of our stock having any rights, preferences or privileges superior to any right, preference or privilege of the Series B and Series C preferred; or

  . reclassify any other outstanding shares of stock into shares having any right, preference or privilege superior to any such preference or priority of the Series B and Series C preferred.

   Stock Dividends, Subdivisions and Consolidations. In the event we declare or pay any dividend on the common stock payable in shares of common stock, or effect a subdivision or consolidation of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then the number of shares of common stock issuable upon conversion of the Series B and Series C preferred shall be adjusted accordingly.

   Notices of Record Date. In the event that the Company shall propose at any time to:

  . declare any dividend or distribution upon the Common Stock other than the distributions to shareholders in connection with the repurchase of shares of former employees or consultants to which at least a majority of the holders of Series B and Series C preferred have consented;

  . to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights;

  .  to effect any reclassification or recapitalization; or

  . to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then the Company will send to the holders of the Series B and Series C preferred, at least ten days prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights and on which such even shall take place.

   No Impairment. We will not, by amendment of the Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by us with respect to the Series B and Series C preferred but will at all times in good faith assist in the carrying out of all the provisions of the Certificate of Designation relating to conversion and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B preferred and Series C preferred against impairment.

   Redemption. Shares of Series B and Series C preferred are not redeemable by us.

   Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company for an aggregate value of less than $40.00 per share, either voluntary or involuntary, the holders of the Series B and Series C preferred shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, the amount of $8.00 and $25.00, respectively, per share (or as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series B and Series C preferred then held by them plus an amount equal to all accrued and unpaid dividends (the "Liquidation Amount"). If upon occurrence of any such liquidation, dissolution or winding up the assets and funds available for distribution among the holders of the Series B and Series C preferred shall be insufficient to permit the payment of the full Liquidation Amount, then such assets and funds shall be distributed ratably among the holders of the Series B preferred in proportion to their respective holdings of Series B and Series C preferred. After full payment of the Liquidation Amount has been made to the holders of the Series B and Series C preferred, the remaining assets of the Company, if any, shall be distributed ratably among the holders of the common stock.

   A liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, a consolidation, merger or reorganization of the Company with or into any other corporation or entity in which the holders of our outstanding capital stock immediately before that consolidation, merger or reorganization do not retain a majority of the voting power in the surviving corporation immediately thereafter, or a sale, conveyance or disposition of all or substantially all of our assets.

   Registration Rights. Subject to certain restrictions set forth in the Investors' Rights Agreement, if at any time after the Offering Termination Date the Company files a registration statement, other than a registration solely to a corporate reorganization or other transaction on Form S-4 (or any successor thereto) or to any employee benefit plan of the Company or a registration on any registration form that does not permit secondary sales, with the Commission, the holder of the Shares and the holders of Registrable Securities will be entitled to include any of the Registrable Securities held by such persons in such registration up to a maximum of three such "piggy-back" registrations and no more than one such registration in any twelve-month period. In the event that any of such registrations are underwritten, the number of shares of Registrable Securities that the holders thereof may include in such a piggyback registration may be reduced in the underwriters of such registration determine that market factors require such a reduction.

   Subject to certain restrictions set forth in the Investors' Rights Agreement, at any time after the expiration of one year following the closing of the initial underwritten offering of our common stock, the holders of Registrable Securities will be entitled to request that we file a registration statement on Form S-3 with the Commission covering the shares of Registrable Securities held by such holders, provided that the aggregate amount of Registrable Securities to be registered on such Form S-3 shall have an aggregate price to the public of not less than $1,000,000. In the event that any of such registrations are underwritten, the number of shares of Registrable Securities that the holders thereof may include in such a Form S-3 registration may be reduced if the underwriters of such registration determine that market factors require such a reduction.

   In the event that all Registrable Securities are not sold in our underwritten offering, the holders of Registrable Securities not sold may be required to execute "lock-up" agreements pursuant to which they will agree not to transfer or otherwise dispose of any Registrable Securities for a period of up to 180 days from the date of commencement of such underwritten offering without the prior written consent of the managing underwriter of such offering.

Warrants

   We have outstanding warrants to purchase common stock prices ranging from $5 to $25 per share, expiring at various dates through October 2004. The warrants for shares registered under this Registration Statement include warrants for 396,941 shares issuable at $8 per share expiring at various dates from August 2001 through March 2002, 250,000 shares issuable at $7 per share expiring in October 2004, and 15,000 shares issuable at $11.25 per share expiring in 2001.

Shares Eligible for Sale

   Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). As of May 31, 2000, there were 10,139,651 shares of common stock outstanding, of which 6,354,177 were "restricted shares" under the Securities Act and 3,785,474 were freely tradable subject to the restrictions and conditions of SEC Rule 144. In addition, as of May 31, 2000, there were outstanding warrants to purchase 812,297 shares of our common stock and options to purchase 2,849,932 shares of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is RTT Transfers, Inc.

                                 LEGAL MATTERS

   The validity of the issuance of our securities will be passed upon for us by Gray Cary Ware & Freidenrich, LLP, Sacramento, California. Certain partners of Gray Cary Ware & Freidenrich, LLP own an aggregate of 1,500 shares of our stock.

                                    EXPERTS

   The financial statements appearing in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed, with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement, the exhibits and schedules. For more information about our common stock and us, please refer to the registration statement, exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other documents filed as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

   The registration statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC phone number is 1-800-SEC-0330.

   In addition, the SEC maintains a website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the website is http://www.sec.gov.

                     MindArrow Systems, Inc. and Subsidiary

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants......................... F-2

Financial Statements:
 Consolidated Balance Sheets, September 30, 1999 and March 31, 2000
  (Unaudited).............................................................. F-3
 Consolidated Statements of Operations, Period from Inception (March 26,
  1999) to September 30, 1999 and the six months ended March 31, 2000
  (Unaudited).............................................................. F-4
 Consolidated Statements of Changes in Stockholders' Equity, Period from
  Inception (March 26, 1999) to September 30, 1999 and the six months ended
  March 31, 2000 (Unaudited)............................................... F-5
 Consolidated Statements of Cash Flows, Period from Inception (March 26,
  1999) to September 30, 1999 and the six months ended March 31, 2000
  (Unaudited).............................................................. F-6
 Notes to Consolidated Financial Statements................................ F-7

               Report of Independent Certified Public Accountants

Board of Directors
MindArrow Systems, Inc. and Subsidiary

   We have audited the accompanying consolidated balance sheet of MindArrow Systems, Inc. and Subsidiary as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (March 26, 1999) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MindArrow Systems Inc. and Subsidiary as of September 30, 1999, and the consolidated results of their operations and their consolidated cash flows for the period from inception (March 26, 1999) through September 30, 1999 in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP
Reno, Nevada
October 25, 1999 (Except for the second paragraph of Note I-1, as to which the date is November 5, 1999, and the third paragraph of Note I-1, as to which the date is March 31, 2000)

                     MindArrow Systems, Inc. and Subsidiary

                          CONSOLIDATED BALANCE SHEETS

                                                     September 30,  March 31,
                                                         1999         2000
                                                     ------------- -----------
                                                                   (Unaudited)
                                     ASSETS
Current Assets:
 Cash...............................................  $ 4,744,741  $16,155,281
 Accounts receivable................................       25,500      227,621
 Prepaid expenses...................................      108,961      223,259
 Other current assets...............................       14,941       24,990
                                                      -----------  -----------
  Total current assets..............................    4,894,143   16,631,151
Cash, pledged.......................................      233,890    2,263,820
Fixed Assets, net ..................................      936,336    1,986,032
Intangible Assets, net .............................      678,892      602,896
Investments.........................................          --       100,000
Deposits............................................       76,975       54,702
                                                      -----------  -----------
  Total assets......................................  $ 6,820,236  $21,638,601
                                                      ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued liabilities...........  $   312,178  $   684,844
 Customer deposits..................................       30,500      192,600
 Judgement payable from acquired company............    1,800,000    1,800,000
 Accounts payable remaining from acquired
  companies.........................................      400,412      254,661
                                                      -----------  -----------
  Total current liabilities.........................    2,543,090    2,932,105
                                                      -----------  -----------
Stockholders' Equity:
 Series B Convertible Preferred Stock, $0.001 par
  value; 2,000,000 shares authorized; 1,085,573 and
  1,513,073 shares issued and outstanding as of
  September 30, 1999 and March 31, 2000; $8,684,584
  and $12,104,584 aggregate liquidation preference
  as of September 30, 1999 and March 31, 2000  .....        1,086        1,513
 Series C Convertible Preferred Stock, $0.001 par
  value; 3,000,000 shares authorized; 0 and 608,975
  shares issued and outstanding as of September 30,
  1999 and March 31, 2000; $0 and $15,224,375
  aggregate liquidation preference as of September
  30, 1999 and March 31, 2000.......................          --           609
 Common Stock, $0.001 par value; 20,000,000 and
  30,000,000 shares authorized as of September 30,
  1999 and March 31, 2000; 9,536,623 and
  9,744,317 shares issued and outstanding as of
  September 30, 1999 and March 31, 2000 ............        9,537        9,745
 Additional paid-in capital.........................    8,254,591   40,397,649
 Accumulated deficit................................   (3,393,593) (21,237,230)
 Unearned stock-based compensation..................     (594,475)    (465,790)
                                                      -----------  -----------
  Total stockholders' equity........................    4,277,146   18,706,496
                                                      -----------  -----------
                                                      $ 6,820,236  $21,638,601
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                     MindArrow Systems, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  For the period    For the
                                                  from inception   six months
                                                 (March 26, 1999)    ended
                                                 to September 30,  March 31,
                                                       1999           2000
                                                 ---------------- ------------
                                                                  (Unaudited)
Revenues.......................................    $      6,250   $    315,072
                                                   ------------   ------------
Operating expenses:
 Development...................................         320,766        845,653
 Production....................................         139,674        222,529
 Sales and marketing...........................       1,060,795      2,558,023
 General and administration....................         684,343      1,880,164
 Depreciation and amortization.................         173,797        397,362
                                                   ------------   ------------
                                                      2,379,375      5,903,731
                                                   ------------   ------------
Operating loss.................................      (2,373,125)    (5,588,659)
Interest income................................          24,274         93,062
Provision for income taxes.....................          (1,600)        (1,600)
                                                   ------------   ------------
  Net loss.....................................    $ (2,350,451)  $ (5,497,197)
Beneficial conversion feature on preferred
 stock.........................................       1,043,142     12,346,440
                                                   ------------   ------------
  Net loss available to common stockholders....    $ (3,393,593)  $(17,843,637)
                                                   ============   ============
Basic and diluted loss per share...............    $      (0.39)  $      (1.85)
                                                   ============   ============
Shares used in computation of basic and diluted
 loss per share................................       8,751,760      9,621,849
                                                   ============   ============


        The accompanying notes are an integral part of these statements.

                    MindArrow Systems, Inc. and Subsidiary

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        Series C
                        Series B       Preferred
                    Preferred Stock      Stock         Common Stock      Additional                                 Unearned
                    ---------------- -------------- -------------------    Paid-In    Subscriptions Accumulated   Stock-Based
                     Shares   Amount Shares  Amount   Shares    Amount     Capital     Receivable     Deficit     Compensation
                    --------- ------ ------- ------ ----------  -------  -----------  ------------- ------------  ------------
Balance, March
26, 1999........          --  $  --      --  $  --         --   $   --   $       --     $    --     $        --    $     --
Sale of common
stock, net of
issuance costs..          --     --      --     --   4,000,000    4,000          595         --              --          --
Issuance of
common stock for
acquisition of
Zap
International,
Inc. ...........          --     --      --     --   2,640,000    2,640          --          --              --          --
Reclassifications
of $.001 common
stock...........          --     --      --     --  (6,640,000)  (6,640)        (595)        --              --          --
Issuance of
$.001 common
stock in
connection with
reclassification
of equity.......          --     --      --     --   8,758,033    8,758          595         --              --          --
Assumption of
liabilities and
subscription
receivable in
connection with
recapitalization..        --     --      --     --         --       --    (2,570,000)    (47,000)            --          --
Sale of common
stock, net of
issuance costs..          --     --      --     --     475,118      475      941,929         --              --          --
Issuance of
common stock
pursuant to
exercise of
warrants........          --     --      --     --     233,613      234       23,123         --              --          --
Issuance of
common stock at
a discount as
compensation for
services........          --     --      --     --      39,859       40       54,028         --              --          --
Issuance of
common stock as
compensation for
services........          --     --      --     --      30,000       30      239,970         --              --          --
Sales of
preferred stock,
net of issuance
costs...........    1,085,573  1,086     --     --         --       --     7,759,406         --              --          --
Compensation
expense on
option and
warrant grants..          --     --      --     --         --       --       167,923         --              --          --
Unearned
compensation on
option and
warrant grants..          --     --      --     --         --       --       594,475         --              --     (594,475)
Collection of
subscriptions
receivable......          --     --      --     --         --       --           --       47,000             --          --
Beneficial
conversion
feature on
Series B
preferred
stock...........          --     --      --     --         --       --     1,043,142         --       (1,043,142)        --
Net loss........          --     --      --     --         --       --           --          --       (2,350,451)        --
                    --------- ------ ------- ------ ----------  -------  -----------    --------    ------------   ---------
Balance,
September 30,
1999............    1,085,573  1,086     --     --   9,536,623    9,537    8,254,591         --       (3,393,593)   (594,475)
Sales of
preferred stock,
net of issuance
costs...........      427,500    427 608,975    609        --       --    18,616,320         --              --          --
Issuance of
common stock
pursuant to
exercise of
options and
warrants........          --     --      --     --     207,694      208      105,542         --              --          --
Compensation
expense on
option and
warrant grants..          --     --      --     --         --       --     1,074,756         --              --      128,685
Beneficial
conversion
feature on
Series B
preferred
stock...........          --     --      --     --         --       --     2,131,466         --       (2,131,466)        --
Beneficial
conversion
feature on
Series C
preferred
stock...........          --     --      --     --         --       --    10,214,974         --      (10,214,974)        --
Net loss........          --     --      --     --         --       --           --          --       (5,497,197)        --
                    --------- ------ ------- ------ ----------  -------  -----------    --------    ------------   ---------
Balance, March
31, 2000
(Unaudited).....    1,513,073 $1,513 608,975 $  609  9,744,317  $ 9,745  $40,397,649    $    --     $(21,237,230)  $(465,790)
                    ========= ====== ======= ====== ==========  =======  ===========    ========    ============   =========
                       Total
                    ------------
Balance, March
26, 1999........    $       --
Sale of common
stock, net of
issuance costs..          4,595
Issuance of
common stock for
acquisition of
Zap
International,
Inc. ...........          2,640
Reclassifications
of $.001 common
stock...........         (7,235)
Issuance of
$.001 common
stock in
connection with
reclassification
of equity.......          9,353
Assumption of
liabilities and
subscription
receivable in
connection with
recapitalization..   (2,617,000)
Sale of common
stock, net of
issuance costs..        942,404
Issuance of
common stock
pursuant to
exercise of
warrants........         23,357
Issuance of
common stock at
a discount as
compensation for
services........         54,068
Issuance of
common stock as
compensation for
services........        240,000
Sales of
preferred stock,
net of issuance
costs...........      7,760,492
Compensation
expense on
option and
warrant grants..        167,923
Unearned
compensation on
option and
warrant grants..            --
Collection of
subscriptions
receivable......         47,000
Beneficial
conversion
feature on
Series B
preferred
stock...........            --
Net loss........     (2,350,451)
                    ------------
Balance,
September 30,
1999............      4,277,146
Sales of
preferred stock,
net of issuance
costs...........     18,617,356
Issuance of
common stock
pursuant to
exercise of
options and
warrants........        105,750
Compensation
expense on
option and
warrant grants..      1,203,441
Beneficial
conversion
feature on
Series B
preferred
stock...........            --
Beneficial
conversion
feature on
Series C
preferred
stock...........            --
Net loss........     (5,497,197)
                    ------------
Balance, March
31, 2000
(Unaudited).....    $18,706,496
                    ============

       The accompanying notes are an integral part of these statements.

                     MindArrow Systems, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        For the
                                                      period from
                                                       inception     For the
                                                      (March 26,   six months
                                                       1999) to       ended
                                                     September 30,  March 31,
                                                         1999         2000
                                                     ------------- -----------
                                                                   (Unaudited)
Cash flows from operating activities:
 Net loss...........................................  $(2,350,451) $(5,497,197)
 Adjustments to reconcile net loss to net cash used
  in operations:
  Depreciation and amortization.....................      173,797      397,362
  Non-cash charges due to stock issuances...........      294,068          --
  Non-cash charges due to stock option and warrant
   grants...........................................      167,923    1,203,441
  Increase in accounts receivable...................      (24,500)    (202,121)
  Increase in prepaid expenses......................      (98,743)    (114,298)
  Increase in other current assets..................      (14,941)     (10,049)
  Decrease (Increase) in deposits...................      (76,975)      22,273
  Increase (Decrease) in accounts payable and
   accrued liabilities..............................     (113,866)     372,666
  Decrease in accounts payable from acquired
   companies........................................          --      (145,751)
  Increase in customer deposits.....................       30,500      162,100
                                                      -----------  -----------
   Net cash used in operations......................   (2,013,188)  (3,811,574)
                                                      -----------  -----------
Cash flows from investing activities:
 Increase in cash--pledged..........................     (233,890)  (2,029,930)
 Cash acquired in acquisition.......................        2,898          --
 Purchases of fixed assets..........................     (987,915)  (1,321,309)
 Purchases of patents and trademarks................      (44,226)     (49,753)
 Increase in investments............................          --      (100,000)
                                                      -----------  -----------
   Net cash used in investing activities............   (1,263,133)  (3,500,992)
                                                      -----------  -----------
Cash flows from financing activities:
 Principal payments on notes payable................     (756,786)         --
 Payment received on subscriptions receivable.......       47,000          --
 Proceeds from issuance of preferred stock..........    7,760,492   18,617,356
 Proceeds from issuance of common stock.............      970,356      105,750
                                                      -----------  -----------
   Net cash provided by financing activities........    8,021,062   18,723,106
                                                      -----------  -----------
Net Increase in cash................................    4,744,741   11,410,540
Cash, beginning of period...........................          --     4,744,741
                                                      -----------  -----------
Cash, end of period.................................  $ 4,744,741  $16,155,281
                                                      ===========  ===========
Cash paid for income taxes..........................  $       --   $       --
                                                      ===========  ===========
Cash paid for interest..............................  $       --   $       --
                                                      ===========  ===========
Supplemental disclosure of noncash investing and
 financing activities:
 The Company acquired its subsidiary (Zap
  International, Inc.) for 2,640,000 shares of
  common stock......................................  $     2,640  $       --
                                                      ===========  ===========
 Assumption of liabilities in connection with
  recapitalization..................................  $(2,570,000) $       --
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                     MindArrow Systems, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       September 30, 1999 (data relating to March 31, 2000 is unaudited)

Note A--The Company and Summary of Significant Accounting Policies

   MindArrow Systems, Inc. is in the business of creating and delivering, via the Internet, electronic presentations called eCommercials , then tracking and reporting the responses they generate.

   eCommercials are highly compressed multimedia files that can contain high quality audio and video, graphics, animation, hypertext links and telecommunications links, and are delivered to recipients via email or downloaded directly from a website. eCommercials can be used in place of or in addition to printed brochures and other marketing collateral.

   The Company was founded on March 26, 1999 and incorporated as eCommercial.com, Inc., a California corporation, on April 9, 1999.

   On April 16, 1999, the Company acquired all of the outstanding common stock of Zap International, ("Zap"), in exchange for 2,640,000 shares of Common Stock. The transaction was recorded using the purchase method of accounting (see Note G). Pro forma disclosures are not meaningful as Zap did not have significant operations.

   On April 19, 1999, Wireless Netcom, Inc. (a non-operating Nevada corporation) acquired all of the outstanding shares of the Company. For accounting purposes, the acquisition is treated as a recapitalization with the Company as the acquirer (a reverse acquisition). Pro forma information is not presented since the transaction is not a business combination (see Note G).

   Effective March 31, 2000, the Company changed its name from eCommercial.com, Inc. to MindArrow Systems, Inc. and its state of incorporation from Nevada to Delaware. There was no impact to the Company's financial condition or results of operations as a result of the reincorporation and name change.

   In April 2000, we acquired Fusionactive.com, Ltd. in exchange for 150,000 shares of our common stock, an aggregate value of $2,625,000 based on the closing price of the stock on the acquisition date. Fusionactive.com is an advertising company based in Hong Kong, through which the Company intends to serve Southeast Asia. Fusionactive.com will be the exclusive provider of our products and services in Hong Kong, Singapore, Korea and China.

1. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

2. Interim Financial Statements

   The financial statements as of and for the six months ended March 31, 2000 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such period have been included. The results for the six months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000.

3. Revenue Recognition

   The Company's revenues are derived from the production and delivery of eCommercials as a part of comprehensive direct-response advertising campaigns developed for each of its customers. eCommercials are delivered to targeted email subscribers through email subscriber programs utilizing the Company's unique personalization technology. The Company's eCommercial production services include theme development,

                     MindArrow Systems, Inc. and Subsidiary
eCommercial design and layout, video production, special effects, link recommendations, hyperlink page design and creation, reporting and sales cycle consultation. Revenue for consultation and production services is recognized when the services are rendered. Revenue for delivery services is recognized when the eCommercials are delivered. Revenues from sponsorship arrangements will be recognized at the time of delivery. Revenues from revenue-sharing arrangements will be recognized as transactions are completed.

   Customers are generally billed in advance of production and delivery of eCommercials. Accordingly, customer deposits include the customer prepayments less the portion of service that has been completed.

   In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes its revenue recognition practices are in conformity with the guidelines prescribed in SAB 101.

4. Product Development

   In accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company expenses costs associated with software developed or obtained for internal use in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Capitalized costs are amortized over their useful life. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, management evaluates the estimated useful life of intangible assets based upon projected future undiscounted cash flows. Other costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred.

5. Depreciation and Amortization

   Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Goodwill, patents, and trademarks are included in intangible assets and carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally three years for goodwill and seven years for patents and trademarks. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

6. Income Taxes

   Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

   At September 30, 1999 and March 31, 2000, the Company had a deferred tax asset of approximately $353,000 and $1,177,000, respectively, resulting from net operating losses for the period March 26, 1999 through September 30, 1999 and March 26, 1999 through March 31, 2000. The Company has provided for a valuation allowance of $353,000 and $1,177,000 at September 30, 1999 and March 31, 2000, respectively. The Provision for Income taxes on the accompanying Consolidated Statement of Operations represents the minimum California franchise tax.

                     MindArrow Systems, Inc. and Subsidiary

7. Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

   The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued in accordance with provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

8. Basic and Diluted Net Income (Loss) Per Share

   Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
(loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares were excluded from the computation as their effect was anti-dilutive (see Note I).

9. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

10. Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less are considered cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

   As of September 30, 1999, the Company had a Certificate of Deposit account that was pledged to collateralize an irrevocable letter of credit related to the lease for the Company's headquarters. The letter of credit amount will decrease by 50% in December 2000 and expire in December 2001. Additionally in December 1999 a second Certificate of Deposit was pledged related to the New York office space. In January 2000 the Company pledged a $2 million Certificate of Deposit with the court related to the Voxel claim (see Note F-2). The pledged cash is carried as a long-term asset on the accompanying consolidated balance sheet.

11. Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Substantially all of the Company's cash and cash equivalents are held in one financial institution. As of September 30, 1999 and March 31, 2000, the carrying

                     MindArrow Systems, Inc. and Subsidiary
amount of cash in bank was $4,978,631 and $18,419,101, and the bank balance was $5,239,321 and $18,527,724, of which $100,000 was FDIC insured. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and will maintain reserves for potential credit losses as the need arises.

12. Comprehensive Income

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which has been adopted by the Company. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As none of these components have impacted the Company, adjustments for comprehensive income have not been made to the accompanying consolidated financial statements.

13. Segments

   In June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company believes that it does not operate in more than one segment.

14. Investments

   Investments in companies in which the Company has less than a 20% interest are carried at cost (see Note E). Dividends received from those companies are included in other income. Dividends received in excess of the Company's proportionate share of accumulated earnings are applied as a reduction of the cost of the investment.

15. Fair Value of Financial Instruments

   The fair value of financial instruments approximates their carrying amounts.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and in July 1999 issued Financial Accounting Standard No. 137,"Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133" (SFAS 137). SFAS 137 delayed the effective date for SFAS 133 to fiscal years beginning after June 15, 2000. The Company does not believe that this statement will have a material effect on its financial position or results of operations.

Note B--Development Stage

   From inception (March 26, 1999) to December 31, 1999, the Company was a development-stage company. In January 2000, significant principal operations commenced. As shown in the accompanying financial statements, the Company has recorded a cumulative net loss of $7,847,648 through March 31, 2000. The future of the Company is dependent upon its ability to generate sufficient cash flows from revenues to cover operating costs. Until such time, however, the Company expects to seek financing through a combination of private placements and/or public offerings. The Company anticipates that its existing capital resources and private placements will be sufficient to satisfy contemplated cash requirements for at least twelve months.

                     MindArrow Systems, Inc. and Subsidiary

Note C--Fixed Assets

   Fixed assets, at cost, consist of the following:

                                                      September 30,  March 31,
                                                          1999         2000
                                                      ------------- -----------
                                                                    (Unaudited)
Computer equipment...................................   $668,361    $1,265,899
Office equipment.....................................     10,723        41,407
Furniture and fixtures...............................    118,246       359,754
Leasehold improvements...............................        --        440,065
Production equipment.................................        --        160,221
Software.............................................     21,451        48,762
                                                        --------    ----------
                                                         818,781     2,316,108
Less accumulated depreciation........................    (58,463)     (330,076)
                                                        --------    ----------
                                                         760,318     1,986,032
Construction in progress.............................    176,018           --
                                                        --------    ----------
                                                        $936,336    $1,986,032
                                                        ========    ==========

Note D--Intangible Assets

   Intangible assets consist of the following:

                                                       September 30,  March 31,
                                                           1999         2000
                                                       ------------- -----------
                                                                     (Unaudited)
Patents and trademarks................................   $ 44,226     $  93,979
Goodwill..............................................    750,000       750,000
                                                         --------     ---------
                                                          794,226       843,979
Less accumulated amortization.........................   (115,334)     (241,083)
                                                         --------     ---------
                                                         $678,892     $ 602,896
                                                         ========     =========

Note E--Investments

   In January 2000, the Company made an equity investment of $100,000 into eContributor.com. eContributor.com is an Internet-based fundraising management and donation processing firm. The Company intends to share revenues generated from projects in common.

Note F--Commitments and Contingencies

1. Operating Leases

   In June 1999, the Company entered into a non-cancelable five-year operating lease for its primary facilities in Aliso Viejo, California and took occupancy in December 1999. Rent expense increased to $29,642 per month through May 2002 and $30,878 per month through the remaining term of the lease, which expires in November 2004. The lease contains a five-year renewal option from the date of expiration.

   In September 1999, the Company entered into a non-cancelable five-year sublease for a satellite office in Cupertino, California. The lease calls for minimum monthly rental payments ranging from $10,091 per month at the start of the lease and gradually increasing to $13,358 per month by the end of the lease. The sublessor is

                     MindArrow Systems, Inc. and Subsidiary
a company related to two significant stockholders, one of whom is an officer and director of the Company. The sublease terms are identical to the terms of the sublessor's lease with the landlord, and are favorable to the terms the Company would have been able to acquire on its own.

   The minimum lease payments for operating leases for the years ending September 30 are as follows:

   Year ending September 30,
   -------------------------
   2000............................................................. $  459,896
   2001.............................................................    506,972
   2002.............................................................    518,305
   2003.............................................................    529,629
   2004.............................................................    519,668
   Thereafter.......................................................     61,755
                                                                     ----------
                                                                     $2,596,225
                                                                     ==========

Rent expense for the period from inception (March 26, 1999) to September 30, 1999 amounted to $43,148. Rent expense for the six months ended March 31, 2000 amounted to $286,300.

   In June 2000, the Company entered into a non-cancelable 22-month lease for a satellite office in Aliso Viejo, California. The lease calls for monthly rental payments of $3,895 through March 2002.

2. Legal Proceedings

   From time to time the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights. Except as described below, the Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's consolidated financial position or results of operations.

   The Company has been named as a defendant in an action seeking damages, (the "Voxel Claim") in connection with an Asset Purchase Agreement, dated as of November 25, 1998, pursuant to which Wireless Netcom, Inc. had proposed to acquire the assets of Voxel, Inc. Wireless Netcom, Inc. had accrued $1.8 million in estimated damages, a liability the Company assumed in the recapitalization (see Note G). Pursuant to an indemnity agreement, a significant shareholder, who is also a director, has agreed to reimburse the Company in common stock or cash, at his option, any amounts paid to the plaintiffs. Any reduction in the amount due or any amounts received in reimbursement will be recorded as additional paid-in capital at the time such amounts are received.

   In October 1999, the court ruled in favor of the plaintiffs and awarded them $1.8 million in damages. In January 2000 the Company appealed the judgement and pledged a $2 million Certificate of Deposit with the court. In July 2000, the bankruptcy trustee accepted the Company's offer to settle the dispute for $1.5 million. If the bankruptcy judge approves the settlement in August 2000, as is expected, the balance of the deposit we made with the court will be returned to the Company.

Note G--Acquisition

1. Acquisition of Zap International, Inc.

   On April 16, 1999, the Company completed the acquisition of all outstanding shares of Zap International, Inc. ("Zap"), for 2,640,000 shares of Common Stock. Zap was a software company which had developed

                     MindArrow Systems, Inc. and Subsidiary
technology that enabled generation of highly compressed multimedia files that combine audio, video, graphics and hypertext links, and form the foundation of eCommercials. The acquisition was accounted for as a purchase. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Zap is now a wholly owned subsidiary of the Company.

   The total purchase price of the acquisition was $2,640, which is 2,640,000 shares at a value of $.001. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Goodwill has resulted from the excess costs over fair value of net assets acquired.

   Goodwill.......................................................... $ 750,000
   Tangible assets acquired..........................................     1,000
   Liabilities assumed...............................................  (748,360)
                                                                      ---------
                                                                      $   2,640
                                                                      =========

   Goodwill is being amortized on a straight-line basis over three years. Amortization expense of goodwill was $114,583 for the period from inception (March 26, 1999) to September 30, 1999 and $125,000 for the six months ended March 31, 2000.

2. Recapitalization

   On April 19, 1999, Wireless Netcom, Inc. (a Nevada corporation) acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition is treated as a recapitalization with the Company as the acquirer (a reverse acquisition). Pro forma information is not presented since the transaction is not a business combination. The founding stockholders of eCommercial.com., Inc. exchanged their common stock for 6,640,000 shares of common stock (approximately 76% of the outstanding common stock) of Wireless Netcom, Inc. In connection with the recapitalization, Wireless Netcom, Inc. changed its name to eCommercial.com, Inc., and the Company assumed liabilities of $2,570,000.

   At the time of the recapitalization described above, Wireless Netcom had 178,502 common stock warrants outstanding. The exercise price of the warrants was $0.10 per share, and they generally expire on May 15, 2000.

Note H--Cross-Marketing Agreement

   In July 1999, the Company entered into an agreement with Lockheed Martin ("Lockheed"), whereby, Lockheed and the Company will work together to serve mutual customers. Lockheed was issued 30,000 shares of common stock as part of the agreement, for which the Company recognized a non-cash expense of $240,000.

Note I--Stockholders' Equity

1. Series B and C Convertible Preferred Stock

   As of December 31, 1999, the Company had issued 1,388,073 shares of Series B Preferred Stock for $8 per share in a private placement which closed in December 1999. Net proceeds were $10,153,473.

   In October 1999, the Company entered into a strategic investment agreement with @ONEX LLC, ("Onex"). Under the terms of the agreement, Onex made a $1,000,000 investment into the private placement of Series B Convertible Preferred Stock, and had the option to invest another $1,000,000 under the same terms. The option was exercised on March 24, 2000. Further, Onex received warrants to purchase 250,000 shares of common stock at the price of $7 per share.

                     MindArrow Systems, Inc. and Subsidiary

   As of March 31, 2000, the Company had issued 608,975 shares of Series C preferred stock for $25 per share. Proceeds were $15,224,375. Dividends are payable to holders of Series B and C preferred stock when and if declared by the Company and will be non-cumulative. No dividends (other than those payable solely in common stock) will be declared or paid with respect to shares of common stock until dividends in the aggregate amount of at least $0.90 and $2.25 per share, have been paid or declared on the Series B and C preferred, respectively.

   Holders of shares of Series B and C preferred are entitled to vote on all matters submitted to a vote of the stockholders. Each share of Series B and C preferred entitles the holder to the number of votes equal to the number of shares of common stock into which the Series B and C preferred is convertible as of the record date established for the vote of the stockholders.

   Each share of Series B preferred may be converted into one share of common stock at any time upon the stockholder's election. The shares of Series B preferred will be automatically converted into shares of common stock upon (i) the effective date of a firm commitment, underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to any employee benefit plan of the Company, generating aggregate proceeds to the Company of not less than $15,000,000 (after deducting underwriters' discounts and all expenses relating to the offering) and with a per share offering price (prior to underwriters' discounts and expenses) of not less than $15.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares, or
(ii) the date specified by affirmative vote or written consent or agreement of the holders of not less than two-thirds ( 2/3) of the then outstanding shares of Series B preferred.

   In connection with the issuance of the Series B preferred stock for the period ended September 30, 1999, the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in the Emerging Issues Task Force (EITF) 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios". The proceeds received in conjunction with the issuance were first allocated to the $307,852 fair value of the warrants, as calculated using the Black-Scholes model. The remaining proceeds of $8,387,271 were allocated to the preferred stock. This amount was then compared to the fair market value of the shares determined by the market price on the date of issuance. The difference of $1,043,142 has been recognized as a beneficial conversion feature on the Series B preferred stock and recorded as a non-operating non-cash charge directly to accumulated deficit and an increase in additional paid in capital.

   In connection with the issuance of the Series B preferred stock for the period ended March 31, 2000 the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in the EITF 98-
5. The proceeds received in conjunction with the issuance were first allocated to the $2,067,492 fair value of the warrants, as calculated using the Black-Scholes model. The remaining proceeds of $2,131,466 were allocated to the preferred stock. This amount was then compared to the fair market value of the shares determined by the market price on the date of issuance. The difference of $2,131,466 has been recognized as a beneficial conversion feature on the Series B preferred stock and recorded as a non-operating non-cash charge directly to accumulated deficit and an increase in additional paid in capital.

   In response to a decline in the market price of its common stock following the issuance of the Series C preferred, the Company has proposed to reduce the conversion price of the Series C preferred from $25 to $12.50 per share. In consideration for such reduction of the conversion price, the Company has requested that all holders of its Series C preferred stock execute a general release of all claims. Although the Company is

                     MindArrow Systems, Inc. and Subsidiary
requesting that Series C shareholders execute a general release, no actual claims have been asserted against the Company, and the Company does not believe that any claims to be released are meritorious or that the Company has any liability with respect to the Series C offering. The Company has received shareholder written consents representing a majority of outstanding stock entitled to vote, but is still awaiting the receipt of the general releases from all the holders of the Series C preferred. The Board of Directors reserves the right not to effect the amendment of the Series C conversion price in the event that all the holders of the Series C preferred do not execute a general release of all claims.

   The proposed change in conversion terms on the Series C preferred stock is not expected to have an impact on the financial statements as long as the conversion feature on the date of the change is in excess of the fair market value of the underlying common stock. The shares of Series C preferred will be automatically converted into shares of common stock upon (i) the effective date of a firm commitment, underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to any employee benefit plan of the Company, generating aggregate proceeds to the Company of not less than $25,000,000 (after deducting underwriters' discounts and all expenses relating to the offering) and with a per share offering price (prior to underwriters' discounts and expenses) of not less than $40.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares, or
(ii) the date specified by affirmative vote or written consent or agreement of the holders of not less than two-thirds ( 2/3) of the then outstanding shares of Series C preferred.

   In connection with the issuance of the Series C preferred stock for the period ended March 31, 2000 the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in the EITF 98-
5. The proceeds received in conjunction with the issuance were first allocated to the $1,194,210 fair value of the warrants, as calculated using the Black-Scholes model. The remaining proceeds of $14,117,026 were allocated to the preferred stock. This amount was then compared to the fair market value of the shares determined by the market price on the date of issuance. The difference of $10,214,974 has been recognized as a beneficial conversion feature on the Series B preferred stock and recorded as a non-operating non-cash charge directly to accumulated deficit and an increase in additional paid in capital.

   In the event of liquidation, the holders of the Series B and C preferred shall be entitled to receive, prior to and in preference to any distributions to the holders of common stock, $8.00 per share of Series B and $25.00 per share of Series C preferred plus any accrued but unpaid dividends if and when declared by the Board of Directors.

   In connection with the private placement of Series B preferred stock, warrants to purchase 397,591 shares of common stock at $8 per share were granted to investors and the placement agent. These warrants expire in August to December 2001.

   As of March 31, 2000, in connection with the private placement of Series C preferred stock, warrants to purchase 60,898 shares of common stock at $25.00 per share were granted to investors. These warrants expire in March 2002.

2. Common Stock

   Upon initial incorporation, the Company issued 4,000,000 shares of common stock with a par value of $0.001 to its founders at par. It subsequently issued 475,118 shares in a private placement. Net proceeds from both transactions were $946,999.

                     MindArrow Systems, Inc. and Subsidiary

   During the period from inception (March 26, 1999) to September 30, 1999, a total of 233,613 shares of common stock were issued upon warrant exercises. Total proceeds amounted to $23,357. During the six months ended March 31, 2000, 207,694 shares were issued upon warrant and option exercises. Total proceeds amounted to $105,750.

   During the period from inception (March 26, 1999) to September 30, 1999, a total of 69,859 shares were issued as compensation for services. The Company recorded compensation expense in the amount of $294,068. Such amounts are inclusive of the shares issued to Lockheed (see Note H).

3. Warrants

   At the time of the Company's acquisition of Zap, warrants to purchase 5,200 shares of common stock at $5 per share were granted to a former Zap creditor. These warrants expire in April 2004. In connection with the issuance of the warrants, the Company recognized an expense of $1,508, which was the fair value of the warrants at the time of issuance.

   In connection with the private placement of common stock, warrants to purchase 183,500 shares were granted at exercise prices ranging from $0.10 per share to $0.50 per share, and expire in May 2000.

   Warrants to purchase 15,000 shares of common stock at $11.25 per share have been granted to a customer. They expire in May 2001. In connection with the issuance of the warrants, the Company recognized an expense of $25,950, which was the fair value of the warrants at the time of issuance.

   Warrants to purchase 250,000 and 397,591 shares of common stock at $7 and $8 per share were issued in connection with the placement of the Series B preferred stock. In addition, through March 31, 2000, warrants to purchase 60,898 shares of common stock at $25.00 per share were issued in connection with the placement of the Series C preferred stock.

   As of September 30, 1999 and March 31, 2000, a total of 476,340 and 737,425 warrants were outstanding, with exercise prices ranging from $0.10 to $25.00 and expiring at various times through April 2004.

4. Options

   In April 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). As amended, the Plan reserves 3,000,000 shares of common stock for grants to employees.

   Pursuant to the consummation of the reverse merger of Wireless Netcom, the Company assumed and discontinued the Wireless Netcom 1997 Stock Option Plan (the "Wireless Plan"). There were no outstanding options under the Wireless Plan.

   Under the Plan, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options and stock purchase rights may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plan are for periods not to exceed ten years and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options granted under the Stock Plan generally vest 33% after the first year of service and ratably each quarter over the remaining twenty-four month period.

   The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. If the Company had elected to recognize compensation cost on the fair market value at

                     MindArrow Systems, Inc. and Subsidiary
the grant dates for awards under the stock option plan, consistent with the method prescribed by SFAS No. 123, net income and income per share would have been changed to the pro forma amounts indicated below:

                                                                 Period ended
                                                              September 30, 1999
                                                              ------------------
   Net loss--
     As reported.............................................    $(2,350,451)
     Pro forma...............................................     (2,499,968)
   Net loss available to common stockholders--
     As reported.............................................    $(3,393,593)
     Pro forma...............................................     (3,543,110)
   Basic and diluted loss per share--
     As reported.............................................    $     (0.39)
     Pro forma...............................................          (0.40)

   The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended September 30, 1999 and March 31, 2000: dividend yield of 0.0%, expected volatility of 50%, risk free interest rate of 6.5%, and an expected holding period from 1 to 3 years. The following table summarizes activity under the Company's stock option plan:

                                                           Six months ended
                                 Period ended               March 31, 2000
                              September 30, 1999             (Unaudited)
                          --------------------------- ---------------------------
                                     Weighted Average            Weighted Average
                           Shares     Exercise Price   Shares     Exercise Price
                          ---------  ---------------- ---------  ----------------
Outstanding at beginning
 of period..............        --          --        2,070,500       $ 3.13
Granted.................  2,131,500       $3.08       1,010,600        12.56
Exercised...............        --          --         (101,541)        1.69
Forfeited/expired.......    (61,000)       1.11        (355,459)        6.08
                          ---------                   ---------
Outstanding at end of
 period.................  2,070,500       $3.13       2,624,100       $ 6.39
                          =========                   =========
Weighted average fair
 value of options
 granted during period..      $1.03
                          =========

                                                                      Stock Options
                                 Stock Options Outstanding at         Exercisable at
                                      September 30, 1999            September 30, 1999
                               --------------------------------- ------------------------
       Range of                Weighted Average Weighted Average         Weighted Average
   Exercise Prices    Shares   Contractual Life  Exercise Price  Shares   Exercise Price
   ---------------   --------- ---------------- ---------------- ------- ----------------
   $1.00 to $4.00    1,503,000       5.0             $ 1.20      359,666      $1.33
   $7.00 to $10.00     567,500       5.6               8.26       31,000       8.65
                     ---------                                   -------
                     2,070,500       5.1             $ 3.08      390,666      $1.91
                     =========                                   =======

                                                                      Stock Options
                                 Stock Options Outstanding at    Exercisable at March 31,
                                        March 31, 2000                     2000
                                          (Unaudited)                  (Unaudited)
                               --------------------------------- ------------------------
       Range of                Weighted Average Weighted Average         Weighted Average
   Exercise Prices    Shares   Contractual Life  Exercise Price  Shares   Exercise Price
   ---------------   --------- ---------------- ---------------- ------- ----------------
   $1.00 to $4.00    1,321,000       4.5             $ 1.23      522,001      $1.23
   $7.00 to $10.00     841,000       5.3               8.38      118,500       9.35
   $12.00 to $15.00    279,500       5.7              12.79          --         --
   $23.00 to $25.00    182,600       5.8              24.83          --         --
                     ---------                                   -------
                     2,624,100                       $ 6.39      640,501      $2.63
                     =========                                   =======

                     MindArrow Systems, Inc. and Subsidiary

   Through September 30, 1999, the Company recorded compensation expense in the amount of $167,923 related to certain stock options and warrants. As of March 31, 2000 approximately $466,000 remains to be amortized over the remaining vesting periods of the options. For the six months ended March 31, 2000 the Company recorded compensation expense of $1,203,441 related to certain stock options and warrants.

   The fair value of the warrants issued with the Series B preferred stock was estimated at $307,852 as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended September 30, 1999: dividend yield of 0.0%, expected volatility of 50%, risk free interest rate of 6.5%, and an expected holding period from 1 to 3 years.

   The fair value of warrants issued with the Series B and Series C preferred stock was estimated at $2,067,492 and $1,194,210, respectively, as of the grant date using the Black-Sholes option pricing model with the following weighted average assumptions for the period ended March 31, 2000: dividend yield of 0.0%, expected volatility of 50%, risk free interest rate of 6.5%, and an expected holding period from 1 to 3 years.

Note J--Employment Contracts

   The Company has employment agreements and arrangements with certain executive officers. The agreements generally continue until terminated by the executive or the Company, and provide for severance payments under certain circumstances. As of September 30, 1999 and March 31, 2000, if all of the employees under these contracts were to be terminated by the Company, the Company's liability would be approximately $1.3 million.

Note K--Profit Sharing Plan

   Effective October 1, 1999, the Company implemented a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 17% of his or her annual compensation to the Plan. The Company does not yet make matching contributions. However, at its option, the Company may match employee contributions at a rate of 25%, up to 6% of the Employee's salary. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33.3% per year of employment.

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13: Other Expenses of Issuance and Distribution

   The estimated expenses payable in connection with the issuance and distribution of the securities being registered are as follows:

   SEC registration fee............................................... $ 26,158
   Legal fees and expenses............................................  100,000
   Accounting fees and expenses.......................................   50,000
   Printing and engraving expense.....................................  100,000
   Transfer agent fees and expenses...................................    5,000
   Miscellaneous......................................................    2,500
                                                                       --------
     TOTAL............................................................ $283,658
                                                                       ========

   Except for the SEC registration fee, the above amounts are estimated.

Item 15: Recent Sales of Unregistered Securities

   Transactions prior to April 1999 were initiated by Wireless Netcom and its predecessor company, Rubicon Sports. As described in the following paragraphs, all preferred shares and convertible debt balances were converted into common stock upon the merger of Wireless Netcom and eCommercial California in April 1999. As of May 31, 2000, we had only Series B and Series C preferred stock and common stock outstanding.

   In June 1998, we undertook a private offering of non-interest bearing Promissory Notes (the "Notes") maturing twelve months from the date of issuance. Originally, the Notes were convertible into common stock by each investor no earlier than thirty days following commencement of trading of our common stock on the OTC Bulletin Board. We received subscriptions totaling $500,000 from 11 individual and 3 institutional accredited investors. The investors were Dallas Self, Rick Self, Richard Hennig, Sport of Kings, Carolyn Peterson, IRA, Peterson Family Trust, Marta Modine Solomon, Wilson Peterson, IRA, ICB, Anthony Romano, III, Kirk Olson, Grant Weststeyn, Wagnon and Marguerite Rogers. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In July 1998, we undertook a $500,000 private offering of 6% Convertible Promissory Notes to six individual accredited investors. The investors were Richard Self, Kirk Rand Olson, Anthony N. Romano, III, Pablo & Rhonda Fernandez, Barry & Mrs. Cheryl Christian and Larry W. Fuqua. Originally, the Notes matured twelve months from the date of issuance and were convertible into common stock thirty days following commencement of trading of our common stock on the OTC Bulletin Board. The number of shares into which the Notes were convertible was determined by dividing the dollar amount of such amount by the preceding five day average closing bid price of the Shares, discounted by twenty percent, as quoted on the OTC Bulletin Board. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In April 1999, we undertook a private placement of our common stock, at a price of from $1 to $4 per share to 2 institutional and 22 individual accredited investors, all of whom are included in the selling Shareholders section of the prospectus. ("April 1999 Offering"). The April 1999 Offering was made pursuant to the exemptions from registration provided by Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable blue sky laws. We received proceeds of $942,404 and issued 475,118 shares of common stock thereunder. The April 1999 Offering closed in May 1999.

   In July 1999, we undertook a private placement of our Series B preferred stock, at a price of $8 per share to 26 institutional and 161 individual accredited investors, all of whom are included in the selling Shareholders section of the prospectus. ("July 1999 Offering"). The July 1999 Offering was made pursuant to the exemptions from registration provided by Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable Blue Sky laws. We received proceeds of $10,153,473 and issued 1,388,073 shares of Series B preferred stock and 635,091 warrants thereunder. We also issued an option to purchase an additional 125,000 shares of Series B preferred at $8.00 per share and receive an additional 12,500 warrants, expiring March 31, 2000. The option was exercised on March 24, 2000. The July 1999 Offering closed in December 1999.

   In March 2000, we undertook a private placement of our Series C preferred stock, at a price of $25 per share to 11 institutional and 6 individual accredited investors ("March 2000 Offering"). The investors were Patricia Quick, Highline Capital International, Ltd., Highline Capital Partners, LP, Thomas C. Quick and Leslie C. Quick, Jr., Lorenzo Bettino, Cahan Family Holdings, LLC, Point West Ventures, L.P., International Network Group, Inc., Gregory P. Shlopak, Privet MindArrow Partners, LP, Kevin & Ulla Parker JT WROS, Timothy J. McMullen, The Gabelli Global Growth Fund, The Gabelli Westwood Mighty Mites Fund, Metamor Worldwide, Inc., United Investors Group, Ltd., and Alignment Capital. The March 2000 Offering was made pursuant to the exemptions from registration provided by Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable Blue Sky laws. Through April 30, 2000, we received proceeds of $18,144,375 and issued 725,775 shares of Series C preferred stock and 72,578 warrants thereunder.

Item 16: Index To Exhibits and Financial Statement Schedules

 Exhibit No.                            Description
 -----------                            -----------
   2.1*      Agreement and Plan of Merger between MindArrow Systems, Inc. (DE)
             and eCommercial.com, Inc. (NV)
   2.2       Stock Purchase Agreement--Fusionactive.com, Ltd.
   3.1*      Certificate of Incorporation of the Registrant
   3.2*      Bylaws of the Registrant
   4.1*      Investor Rights Agreement
   4.2*      Form of Registrant's Specimen Common Stock Certificate
   4.3*      Form of Registrant's Series B Preferred Stock Certificate
   4.4*      Form of Common Stock Warrants
   4.5*      Certificate of Designation--Series B Preferred
   4.6*      Certificate of Designation--Series C Preferred
   5.1**     Opinion on Legality
   9.1*      Voting Agreement
  10.1*      Stock Purchase Agreement, dated as of April 16, 1999 between the
             Company and Shareholders of Zap International
  10.2*      Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the shareholders of eCommercial.com, Inc.
  10.3       Employment Agreement--Thomas Blakeley
  10.4       Employment Agreement--Robert Webber
  10.5       Consulting Agreement--Eric A. McAfee
  10.6*      Form of Change in Control Executive Retention Agreement
  10.7*      Registrant's 1999 Stock Option Plan
  10.8*      Agreement between Registrant and Eric McAfee regarding Voxel
  10.9*      Form of Indemnification Agreement between Registrant and each of its directors
  10.10*     Lease Agreement--Aliso Viejo, CA
  10.11*     Sublease Agreement--Cupertino, CA
  10.12*     Strategic Relationship Agreement between Registrant and ONEX
             Ventures LLC
  10.13*     Strategic Relationship Agreement between Registrant and Lockheed
             Martin Corporation
  10.14*     Strategic Relationship Agreement between Registrant and
             eContributor.com
  23.1       Consent of experts
  23.2**     Consent of Counsel (see Exhibit 5.1)

 Exhibit No.                   Description
 -----------                   -----------
  24.1*      Power of Attorney (included on signature page)
  27.1*      Financial Data Schedule

--------
*  Previously filed
** To be filed by amendment

Item 17: Undertakings

   We hereby undertake to:

  1. File, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

    (c) Include any additional or changed material information on the plan of distribution;

  2. For determining liability under the Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering;

  3. File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

  4. Provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   For the purpose of determining any liability under the Securities Act, the company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

   For the purpose of determining any liability under the Securities Act, we will treat such post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on July 20, 2000.

                                          MindArrow Systems, Inc.

                                                            *
                                          By___________________________________
                                                    Thomas J. Blakeley
                                                  Chief Executive Officer

   IN WITNESS WHEREOF, each of the undersigned has exercised this power of attorney as of the date indicated.

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Co-Chairman of the Board,       July 20, 2000
____________________________________  Chief Executive Officer
         Thomas J. Blakeley           (Principal
                                      Executive Officer)


                 *                   Co-Chairman of the Board        July 20, 2000
____________________________________
           Eric A. McAfee

                                     Chief Operating Officer,        July 20, 2000
____________________________________  President, Director
          Robert I. Webber

                 *                   Director                        July 20, 2000
____________________________________
            John Troiano

                                     Director                        July 20, 2000
____________________________________
          Joel Schoenfeld

      /s/ Michael R. Friedl          Chief Financial Officer,        July 20, 2000
____________________________________  Treasurer (Principal
         Michael R. Friedl            Finance and Accounting
                                      Officer)


      /s/ Michael R. Friedl
____________________________________
         Michael R. Friedl
         Power of Attorney

 Exhibit No.                             Description
 -----------                             -----------
    2.1*     Agreement and Plan of Merger between MindArrow Systems, Inc. (DE)
             and eCommercial.com, Inc. (NV)
    2.2      Stock Purchase Agreement--Fusionactive.com, Ltd.
    3.1*     Certificate of Incorporation of the Registrant
    3.2*     Bylaws of the Registrant
    4.1*     Investor Rights Agreement
    4.2*     Form of Registrant's Specimen Common Stock Certificate
    4.3*     Form of Registrant's Specimen Series B Preferred Stock Certificate
    4.4*     Form of Common Stock Warrants
    4.5*     Certificate of Designation--Series B Preferred
    4.6*     Certificate of Designation--Series C Preferred
    5.1**    Opinion on Legality
    9.1*     Voting Agreement
   10.1*     Stock Purchase Agreement, dated as of April 16, 1999 between the
             Company and Shareholders of Zap International
   10.2*     Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the shareholders of eCommercial.com, Inc.
   10.3      Employment Agreement--Thomas Blakeley
   10.4      Employment Agreement--Robert Webber
   10.5      Consulting Agreement--Eric A. McAfee
   10.6*     Form of Change in Control Executive Retention Agreement
   10.7*     Registrant's 1999 Stock Option Plan
   10.8*     Agreement between Registrant and Eric McAfee regarding Voxel
   10.9*     Form of Indemnification Agreement between Registrant and each of its directors
  10.10*     Lease Agreement--Aliso Viejo, CA
  10.11*     Sublease Agreement--Cupertino, CA
  10.12*     Strategic Relationship Agreement between Registrant and ONEX
             Ventures LLC
  10.13*     Strategic Relationship Agreement between Registrant and Lockheed
             Martin Corporation
  10.14*     Strategic Relationship Agreement between Registrant and
             eContributor.com
  23.1       Consent of experts
  23.2**     Consent of Counsel (see Exhibit 5.1)
  24.1*      Power of Attorney (included on signature page)
  27.1*      Financial Data Schedule

--------
*  Previously filed
** To be filed by amendment